UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant ☒	Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under § 240.14a-12

AMERICAN AIRLINES GROUP INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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NOTICE OF ANNUAL MEETING

AND

PROXY STATEMENT

NOTICE OF ANNUAL MEETING

AND

PROXY STATEMENT

April 22, 2015

To Our Stockholders:

On behalf of the Board of Directors of American Airlines Group Inc., we invite you to attend the 2015 Annual Meeting of Stockholders to be held at the offices of Latham & Watkins LLP, located at 885 Third Avenue, New York, New York 10022, on Wednesday, June 3, 2015 at 9:00 a.m. local time.

The attached Notice of 2015 Annual Meeting of Stockholders and Proxy Statement describe the formal business to be transacted and procedures for voting at the meeting.

It is important that your shares be represented at the Annual Meeting and, whether or not you plan to attend the Annual Meeting in person, we request that you vote in advance on the matters to be presented at the meeting. If you are a shareholder of record, you can do this by telephone or over the Internet as directed by the instructions provided in the proxy materials or, if you received our proxy materials by mail, by completing, dating, signing and returning the enclosed proxy card. If your shares are held in “street name” by a broker, banker or other nominee, we request that you direct your broker, bank or other nominee how to vote your shares by returning a voting instruction form in accordance with the instructions provided by your broker, bank or other nominee. Of course, voting in advance does not prevent you from attending the Annual Meeting and voting your shares in person. If you choose to attend the Annual Meeting in person, you may revoke your proxy and cast your vote at the meeting. However, if you are a “street name” holder and want to vote in person at the Annual Meeting, you will need to obtain proof of ownership as of April 6, 2015 and a proxy to vote the shares from your broker, bank or other nominee.

If you plan to attend the Annual Meeting, are a stockholder of record and received our proxy materials electronically, you will need to bring evidence of your share ownership to the meeting. If you plan to attend the Annual Meeting, are a stockholder of record and received our proxy materials by mail, please mark your proxy card in the space provided for that purpose. An admission ticket is included with the proxy card for each such stockholder of record. If you are a stockholder planning to attend the Annual Meeting and you hold your shares in a brokerage account or otherwise through a third party in “street name,” please ask the broker, bank or other nominee that holds your shares to provide you with evidence of your share ownership. Please be sure to bring evidence of your share ownership or the admission ticket to the meeting.

Stockholders can help us reduce costs and the impact on the environment by electing to receive and access future copies of our proxy statements, annual reports and other stockholder materials electronically. If your shares are registered directly in your name with our stock registrar and transfer agent, American Stock Transfer & Trust Company, LLC, you can make this election by going to its website (www.amstock.com) and (1) clicking Shareholders, then Account Access and General Information, then Account Access; (2) entering the information required to gain access to your account, and (3) clicking Receive Company Mailing via E-Mail, or by following the instructions provided when voting over the Internet. If you hold your shares in a brokerage account or otherwise through a third party in “street name,” please refer to the information provided by your broker, bank or other nominee for instructions on how to elect to receive and view future annual meeting materials electronically.

Sincerely,

W. Douglas Parker
Chief Executive Officer

The accompanying Proxy Statement is dated April 22, 2015, and is first being released to stockholders of American Airlines Group Inc. on or about April 22, 2015.

AMERICAN AIRLINES GROUP INC.

4333 AMON CARTER BLVD.

FORT WORTH, TEXAS 76155

NOTICE OF 2015 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON WEDNESDAY, JUNE 3, 2015

April 22, 2015

NOTICE IS HEREBY GIVEN that the 2015 Annual Meeting of Stockholders (the “Annual Meeting”) of American Airlines Group Inc. (“AAG”), a Delaware corporation, will be held at the offices of Latham & Watkins LLP, located at 885 Third Avenue, New York, New York 10022, on Wednesday, June 3, 2015, at 9:00 a.m., local time, for the purposes of considering and acting upon:

1. a proposal to elect 11 directors to serve until the 2016 annual meeting of stockholders and until their respective successors have been duly elected and qualified;

2. a proposal to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015;

3. a proposal to consider and approve, on a non-binding, advisory basis, the compensation of our named executive officers as disclosed in the attached Proxy Statement; and

4. such other business as properly may come before the Annual Meeting or any adjournments or postponements of the Annual Meeting.

Our Board of Directors (the “Board of Directors”) is not aware of any other business to be presented to a vote of the stockholders at the Annual Meeting.

The attached Proxy Statement provides more information about the matters to be considered and acted upon at the Annual Meeting. The Board of Directors has fixed the close of business on April 6, 2015 as the record date for determining the stockholders entitled to receive notice of, and to vote at, the Annual Meeting or any adjournments or postponements of the Annual Meeting. A list of the names of stockholders entitled to vote at the Annual Meeting will be available for ten days prior to the Annual Meeting for any purpose germane to the Annual Meeting between the hours of 9:00 a.m. and 5:00 p.m., local time, at our headquarters, 4333 Amon Carter Boulevard, Fort Worth, Texas 76155. The stockholder list will also be available at the Annual Meeting for examination by any stockholder present at the Annual Meeting.

It is important that your shares be voted at the Annual Meeting. Whether or not you plan to attend the Annual Meeting in person, we request that you vote in advance by telephone or over the Internet as directed by the instructions provided in the proxy materials or, if you received the proxy materials by mail, by completing, dating, signing and returning the enclosed proxy card or voting instruction form. If your shares are held in “street name” by a broker, bank or other nominee, we request that you direct your broker, bank or other nominee how to vote your shares by returning a voting instruction form in accordance with the instructions provided by your broker, bank or other nominee. In any case, voting in advance by phone, Internet or mail or through your broker, bank or other nominee will not prevent you from voting in person at the Annual Meeting. However, if you are a “street name” holder and want to vote in person at the Annual Meeting, you will need to obtain proof of ownership as of April 6, 2015 and a proxy to vote the shares from your broker, bank or other nominee.

By Order of the Board of Directors of American Airlines Group Inc.,

Caroline B. Ray
Corporate Secretary

Fort Worth, Texas

April 22, 2015

Important notice regarding the Internet availability of proxy materials for the Annual Meeting to be held on June 3, 2015: This Notice of Annual Meeting, the accompanying Proxy Statement, and our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, are available at www.proxyvote.com.

PLEASE READ THE ACCOMPANYING PROXY STATEMENT CAREFULLY. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOUR VOTE IS IMPORTANT AND WE ENCOURAGE YOU TO VOTE BY SUBMITTING A PROXY OR VOTING INSTRUCTIONS PROMPTLY.

i

Annexes

Annex A	Reconciliation of Certain GAAP to Non-GAAP Financial Information	A-1

ii

AMERICAN AIRLINES GROUP INC.

PROXY STATEMENT

2015 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD JUNE 3, 2015

THE MEETING

Purpose, Place, Date and Time	We are furnishing this Proxy Statement to our stockholders in connection with the solicitation by the Board of Directors of proxies to be voted at the 2015 annual meeting of stockholders (the “Annual Meeting”) and any adjournments or postponements of that meeting. The Annual Meeting will be held at the offices of Latham & Watkins LLP, located at 885 Third Avenue, New York, New York 10022, on Wednesday, June 3, 2015 at 9:00 a.m., local time, for the purposes described in the accompanying Notice of Annual Meeting. When used in this Proxy Statement, the terms “we,” “us,” “our,” and “the Company” refer to American Airlines Group Inc. and its consolidated subsidiaries. “AAG” refers to American Airlines Group Inc., “American” refers to AAG’s wholly-owned subsidiary American Airlines, Inc., “US Airways Group” refers to AAG’s wholly-owned subsidiary US Airways Group, Inc. and “US Airways” refers to US Airways Group’s wholly-owned subsidiary US Airways, Inc. The “Board of Directors” refers to the Board of Directors of AAG. The “Merger” refers to the merger of AMR Merger Sub, Inc., a wholly-owned subsidiary of AMR Corporation, with and into US Airways Group on December 9, 2013, and “Merger Agreement” refers to the Agreement and Plan of Merger, dated as of February 13, 2013, as amended, by and among US Airways Group, AMR Corporation and AMR Merger Sub, Inc. AMR Corporation was renamed AAG upon the closing of the Merger; references to “AMR” in this Proxy Statement mean AAG prior to the closing of the Merger.

The approximate date on which we are first sending the Notice of Annual Meeting and accompanying proxy materials to stockholders, or sending a Notice Regarding the Availability of Proxy Materials and posting the proxy materials at www.proxyvote.com, is April 22, 2015.

Record Date; Stockholders Entitled to Vote	Stockholders of record at the close of business on April 6, 2015 (the “record date”) are entitled to receive notice of and to vote at the Annual Meeting. On the record date, there were 693,413,291 shares of our common stock, $0.01 par value per share (“Common Stock”), outstanding and eligible to be voted at the Annual Meeting. Each share of Common Stock entitles its owner to one vote on each matter submitted to the stockholders. As of the record date, approximately 26 million of the issued and outstanding shares of Common Stock were held in the Disputed Claims Reserve established in accordance with Section 7.3 of AMR’s fourth amended joint plan of reorganization (as amended, the “Bankruptcy Plan”). Pursuant to Section 7.3(c) of the Bankruptcy Plan, the shares held in the Disputed Claims Reserve will be deemed voted by the disbursing agent holding these shares proportionally in the same manner as the other outstanding shares of Common Stock are voted.

Your vote is very important. You are encouraged to vote as soon as possible.

Requirements to Attend Annual Meeting	Stockholders who attend the Annual Meeting must check in at the registration desk in the lobby of the offices of Latham & Watkins LLP, located at 885 Third Avenue, New York, New York 10022. At check-in, you must provide (a) an admission ticket or other proof of ownership of our stock as of April 6, 2015 that is acceptable to us and (b) valid government-issued picture identification.

You can find your admission ticket on your proxy card or with your voting instruction form. A copy of a statement from your broker showing your stock ownership is an acceptable form of proof of ownership. A driver’s license or passport is an acceptable form of government-issued picture identification. If you fail to provide the required admission ticket or proof of ownership and valid government-issued picture identification, you will not be admitted to the Annual Meeting.

Quorum	The presence, in person or by proxy, of a majority of the outstanding shares of Common Stock is necessary to constitute a quorum at the Annual Meeting.

If your shares are held by a broker, bank or other nominee in “street name” and you do not provide the broker, bank or other nominee with specific voting instructions, the broker, bank or other nominee that holds your shares generally may vote on “routine” proposals but cannot vote on “non-discretionary” (non-routine) proposals. We believe that Proposal 2 is routine and that Proposals 1 and 3 are non-discretionary. If the broker, bank or other nominee that holds your shares in “street name” returns a proxy card without voting on a non-discretionary proposal because it did not receive voting instructions from you on that proposal, this is referred to as a “broker non-vote.” “Broker non-votes” are considered in determining whether a quorum exists at the Annual Meeting. The effect of broker non-votes on the outcome of each proposal to be voted on at the Annual Meeting is set forth below.

Vote Required for Proposal 1: Election of Directors	Our Amended and Restated Bylaws (the “Bylaws”) provide for a majority voting standard for the election of directors in uncontested elections, which are generally defined as elections in which the number of nominees does not exceed the number of directors to be elected at the meeting. Under the majority voting standard, in uncontested elections of directors, such as this election, each director must be elected by the affirmative vote of a majority of the votes cast with respect to such director by the shares present in person or represented by proxy and entitled to vote for the election of directors. A majority of the votes cast means that the number of votes cast “for” a nominee exceeds the number of votes cast “against” that nominee. Brokers do not have discretionary authority to vote on this proposal. Abstentions and broker non-votes are not considered votes cast “for” or “against” a nominee’s election and will have no effect in determining whether a nominee has received a majority of the votes cast. In this election, an incumbent director nominee who does not receive the required number of votes for reelection is expected to tender his resignation to the Board of Directors in accordance with the policy adopted by the Board of Directors. Within approximately 90 days after certification of the election results of the stockholder vote, our Corporate Governance and Nominating Committee (or other committee as directed by the Board of Directors) will make a determination as to whether to accept or reject the tendered resignation. Following such determination, we will publicly disclose the decision regarding any tendered resignation in a current report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”).

In the vote to elect 11 directors to serve until the 2016 annual meeting of stockholders and until their respective successors have been duly elected and qualified, stockholders may, with respect to each nominee:

•	vote for the election of the nominee;
•	vote against the election of the nominee; or
•	abstain from voting on the election.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES.

Vote Required for Proposal 2: Ratification of Appointment of Independent Registered Public Accounting Firm	The proposal to ratify the appointment of KPMG LLP (“KPMG”) as our independent registered public accounting firm for the fiscal year ending December 31, 2015 will require the affirmative vote of the holders of a majority of the shares represented, in person or by proxy, and entitled to vote at the Annual Meeting, provided a quorum is present. Abstentions are considered in determining the number of votes required to obtain the necessary majority vote for the proposal and will have the same legal effect as voting against the proposal. Brokers have discretionary authority to vote on this proposal. Broker non-votes will have no effect on the outcome of this proposal.

In the vote to ratify the appointment of KPMG as our independent registered public accounting firm, stockholders may:

•	vote for the ratification;
•	vote against the ratification; or
•	abstain from voting on the ratification.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

Vote Required for Proposal 3: Advisory Vote to Approve the Compensation of our Named Executive Officers	The proposal to approve, on a non-binding, advisory basis, the compensation of our named executive officers as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the SEC will require an affirmative vote from the holders of a majority of the shares represented, in person or by proxy, and entitled to vote at the Annual Meeting, provided a quorum is present. Abstentions are considered in determining the number of votes required to obtain the necessary majority vote for the proposal and will have the same legal effect as voting against the proposal. Brokers do not have discretionary authority to vote on this proposal. Broker non-votes will have no effect on the outcome of this proposal. Because your vote is advisory, it will not be binding on the Board of Directors or the Company. However, the Board of Directors will review the voting results and take them into consideration when making future decisions about executive compensation.

In the vote to approve, on a non-binding, advisory basis, the compensation of our named executive officers as disclosed in this Proxy Statement, stockholders may:

•	vote for the proposal;
•	vote against the proposal; or
•	abstain from voting on the proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

Voting of Proxies	A proxy is a legal designation of another person to vote your shares on your behalf. If you are a stockholder of record, you may submit a proxy for your shares by using the toll-free number or the website provided on your proxy card. You also may submit a proxy in writing by simply filling out, signing and dating your proxy card and mailing it in the prepaid envelope included with the proxy materials. If you submit a proxy by telephone or over the Internet, please do not return your proxy card by mail. You will need to follow the instructions when you submit a proxy using any of these methods to make sure your shares will be voted at the Annual Meeting. You also may vote by submitting a ballot in person if you attend the Annual Meeting. However, we encourage you to submit a proxy by mail by completing your proxy card, by telephone, or over the Internet, even if you plan to attend the Annual Meeting.

If you hold shares through a broker, bank, or other nominee, you may instruct your broker, bank, or other nominee to vote your shares by following the instructions that the broker, bank, or other nominee provides to you with the proxy materials. Most brokers offer the ability for stockholders to submit voting instructions by mail by completing a voting instruction card, by telephone, and over the Internet. If you hold shares through a broker, bank, or other nominee and wish to vote your shares at the Annual Meeting, you must obtain a legal proxy from your broker, bank, or other nominee and present it to the inspector of election with your ballot when you vote at the Annual Meeting.

All properly executed proxies received by us by 11:59 p.m. Eastern Time, on June 2, 2015, and not revoked will be voted at the Annual Meeting in accordance with the directions noted in each proxy. In the absence of such instructions, shares represented by a signed and dated proxy card will be voted “FOR” the election of all director nominees, “FOR” the ratification of the appointment of the independent registered public accounting firm and “FOR” the approval, on a non-binding, advisory basis, of the compensation of our named executive officers as disclosed in this Proxy Statement.

If any other matters properly come before the Annual Meeting, the persons named as proxies will vote upon those matters according to their judgment. The Board of Directors knows of no other items of business that will be presented for consideration at the Annual Meeting other than those described in this Proxy Statement. In addition, no stockholder proposals or nominations were received on a timely basis pursuant to the Bylaws that were not subsequently withdrawn. Accordingly, no such matters may be brought to a vote at the Annual Meeting.

Revocation of Proxies	Any stockholder delivering a proxy has the power to revoke it at any time before it is voted by:

•	giving notice of revocation to our Corporate Secretary, at American Airlines Group Inc., 4333 Amon Carter Blvd., MD 5675, Fort Worth, Texas 76155 (by mail or overnight delivery);
•	executing and delivering to our Corporate Secretary a proxy card relating to the same shares bearing a later date;
•	submitting a new proxy prior to the time at which the Internet and telephone voting facilities close; or
•	voting in person at the Annual Meeting.

If you revoke your proxy other than by voting in person at the Annual Meeting, we must receive the notice of revocation or new proxy by 11:59 p.m. Eastern Time, on June 2, 2015, the date prior to the date of the Annual Meeting.

If your shares are held in “street name,” you must contact your broker, bank, or other nominee to revoke your vote. The revocation must be made by the broker, bank, or other nominee before your proxy is voted at the Annual Meeting. If you want to vote at the Annual Meeting, but your shares are held in street name by a broker, bank or other nominee, you will need to obtain proof of ownership as of April 6, 2015 and a proxy to vote the shares from such broker, bank or other nominee.

Solicitation of Proxies	In addition to soliciting proxies through the mail, we may solicit proxies through our directors, officers and employees in person and by e-mail, telephone or facsimile. We may also request brokerage firms, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of shares held of record by them. We will pay all expenses incurred in connection with the solicitation of proxies. In addition, we have retained MacKenzie Partners, Inc. to assist in the solicitation for an anticipated fee of $25,000, plus expenses.

Inspector of Election	All votes at the Annual Meeting will be counted by Broadridge Financial Solutions, Inc., our inspector of election. The inspector of election will separately tabulate affirmative and negative votes, abstentions and broker non-votes.

Electronic Delivery of Proxy Materials	Stockholders can help us reduce costs and the impact on the environment by electing to receive and access future copies of our proxy statements, annual reports and other stockholder materials electronically. If your shares are registered directly in your name with our stock registrar and transfer agent, American Stock Transfer & Trust Company, LLC (“AST”), you can make this election by going to AST’s website (www.amstock.com) and (1) clicking Shareholders, then Account Access and General Information, then Account Access; (2) entering the information required to gain access to your account, and (3) clicking Receive Company Mailing via E-Mail, or by following the instructions provided when voting over the Internet. If you hold your shares in a brokerage account or otherwise through a third party in “street name,” please refer to the information provided by your broker, bank or other nominee for instructions on how to elect to receive and view future annual meeting materials electronically.

This year, we intend both to mail our proxy materials to certain stockholders and to use the “Notice and Access” method of providing proxy materials to certain stockholders. Under the Notice and Access method, if you have not opted to receive an e-mail notification, you will receive by mail a simple “Notice Regarding the Availability of Proxy Materials” which will direct you to a website where you may access proxy materials online. You will also be told how to request proxy materials (at no charge) via mail or e-mail, as you prefer. In order to eliminate the mailing of a paper notice and to speed your ability to access the proxy materials (including our Annual Report on Form 10-K for the year ended December 31, 2014), we encourage you to sign up for electronic delivery of the Notice Regarding Availability of Proxy Materials using the instructions described above.

Householding of Proxy Materials	The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports, or Notices Regarding the Availability of Proxy Materials, with respect to two or more stockholders sharing the same address by delivering a single proxy statement and annual report, or Notice Regarding the Availability of Proxy Materials, addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies. In accordance with these rules, only one proxy statement and annual report, or Notice Regarding the Availability of Proxy Materials, will be delivered to multiple stockholders sharing an address unless we have received contrary instructions from one or more of the stockholders.

If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, or Notice Regarding the Availability of Proxy Materials, please notify your broker, direct your written request to Caroline B. Ray, Corporate Secretary, American Airlines Group Inc., 4333 Amon Carter Blvd., MD 5675, Fort Worth, Texas 76155. Stockholders who currently receive multiple copies of the proxy statement and annual report, or Notice Regarding the Availability of Proxy Materials, at their address and would like to request “householding” of their communications should contact their broker.

PROPOSAL 1—ELECTION OF DIRECTORS

Election of Directors	Our Board of Directors has 11 members. W. Douglas Parker serves as Chairman of the Board of Directors, and John T. Cahill serves as our Lead Independent Director.

Upon the recommendation of the Corporate Governance and Nominating Committee, the Board of Directors has nominated the following 11 director candidates. Each nominee is currently a director of the Company.

If elected as a director at the Annual Meeting, each of the nominees will serve a one-year term expiring at the 2016 annual meeting of stockholders and until his or her successor has been duly elected and qualified.

Each of the nominees has consented to serve as a director, if elected. If any of the nominees should be unavailable to serve for any reason (which is not anticipated), the Board of Directors may designate a substitute nominee or nominees (in which event the persons named on the proxy card will vote the shares represented by all valid proxies for the election of the substitute nominee or nominees), allow any vacancies to remain open until a suitable candidate or candidates are located or reduce the size of the Board of Directors.

The Board of Directors unanimously recommends that the stockholders vote “FOR” the proposal to elect the following directors of the Company for a one-year term expiring at the 2016 annual meeting of stockholders and until their successors have been duly elected and qualified.

Directors and Director Nominees	Additional information regarding our director nominees, including their ages, qualifications and principal occupations (which have continued for at least the past five years unless otherwise noted) is provided below. There are no family relationships among the directors and our executive officers.

The 11 director nominees are listed below.

Director Nominees (Committee Service)	Principal Occupation, Business Experience, Other Directorships Held and Age

James F. Albaugh (Compensation and Corporate Governance and Nominating Committees)

Mr. Albaugh has been a member of the Board of Directors since December 2013. He has been a senior advisor to The Blackstone Group L.P. since December 2012. He was President and Chief Executive Officer of The Boeing Company’s (“Boeing”) Commercial Airplanes business unit from September 2009 through June 2012. Prior to holding that position, Mr. Albaugh was President and Chief Executive Officer of Boeing’s Integrated Defense Systems business unit from July 2002 to September 2009. Prior to that time, Mr. Albaugh, who joined Boeing in 1975, held various executive positions, including President and Chief Executive of Space and Communications and President of Space Transportation. Mr. Albaugh was a member of Boeing’s Executive Council from 1998 through 2012. Mr. Albaugh is a member of the boards of directors of TRW Automotive Holdings Corp., a global supplier of automotive components, and B/E Aerospace, Inc. (“B/E Aerospace”), a manufacturer and distributor of aircraft interiors, fasteners and hardware. He is also Chairman of the National Aeronautic Association; President of the American Institute of Aeronautics and Astronautics; and an elected member of the International Academy of Aeronautics and the National Academy of Engineering. Mr. Albaugh is also a member of the boards of directors of PATS Aerospace and the Fred Hutchinson Cancer Research Center; a member of the board of governors of the Wings Club; a member of the board of trustees of Willamette University; and a member of the board of visitors of Columbia Engineering School. Mr. Albaugh also served on the board of directors of the Aerospace Industries Association from 2007 to 2012. Age 64.

Mr. Albaugh’s executive leadership experience in the airplane and airline industry, including his experience with complex systems, contracts and governmental oversight, as well as his accounting and financial literacy and public company board and corporate governance experience, make him qualified to serve as a member of our Board of Directors.

Jeffrey D. Benjamin (Compensation and Finance Committees)

Mr. Benjamin has been a member of the Board of Directors since December 2013. He has been a senior advisor to Cyrus Capital Partners, L.P., a registered investment advisor, since 2008. He also serves as a consultant to Apollo Management, L.P. (“Apollo Management”), a private investment fund, and from 2002 to 2008, served as senior advisor to Apollo Management. Mr. Benjamin serves on the boards of directors of Caesars Entertainment Corp., a casino-entertainment company, and Chemtura Corporation, a specialty chemical developer and manufacturer. He is also Chairman of the board of directors of Exco Resources, Inc., an oil and natural gas company, and A-Mark Precious Metals, Inc., a full-service precious metals trading company and official distributor for many government mints throughout the world. Mr. Benjamin previously served on the boards of directors of Virgin Media Inc. from 2003 to 2010 and Spectrum Group International, Inc. from 2009 to 2014. Age 53.

Mr. Benjamin’s experience in the investment industry, accounting and financial literacy, corporate governance expertise and extensive experience serving on the boards of directors of public and private companies make him qualified to serve as a member of our Board of Directors.

John T. Cahill (Audit and Corporate Governance and Nominating Committees)

Mr. Cahill has been a member and the Lead Independent Director of the Board of Directors since December 2013. He has served as Chairman and Chief Executive Officer of Kraft Foods Group, Inc. (“Kraft Foods Group”), a food and beverage company, since December 2014. He previously served as Non-Executive Chairman of Kraft Foods Group from March 2014 to December 2014 and as Executive Chairman of Kraft Foods Group from October 2012 until March 2014. Mr. Cahill joined Kraft Foods, Inc., the former parent of Kraft Foods Group, in January 2012 as Executive Chairman, North American Grocery, and served in that capacity until October 2012. Prior to that, he served as an industrial partner at Ripplewood Holdings LLC, a private equity firm, from 2008 to 2011. Mr. Cahill spent nine years with The Pepsi Bottling Group, Inc., a beverage manufacturing company, most recently as Chairman and Chief Executive Officer from 2003 to 2006 and Executive Chairman until 2007. Mr. Cahill also served as Chief Financial Officer and head of International Operations of The Pepsi Bottling Group, Inc. Mr. Cahill previously spent nine years with PepsiCo, Inc., a food and beverage company, in a variety of leadership positions. Mr. Cahill currently serves as a member of the board of directors of Colgate-Palmolive Company, a consumer products company, and he was a member of the board of directors of Legg Mason, Inc., an investment management firm, from 2009 to June 2014. Mr. Cahill has also served on the board of directors of Frontier Holdings, Inc., the parent company of Frontier Airlines. Age 57.

Mr. Cahill’s leadership and operations experience in executive leadership roles at global public companies, as well as his accounting and financial expertise and public company board and corporate governance experience, make him qualified to serve as a member of our Board of Directors.

Michael J. Embler (Audit and Finance Committees)	Mr. Embler has been a member of the Board of Directors since December 2013. He served as the Chief Investment Officer of Franklin Mutual Advisers LLC (“Franklin Mutual Advisers”), an asset management subsidiary of Franklin Resources, Inc., from 2005 to 2009. Mr. Embler joined Franklin Mutual Advisers in 2001 and, prior to becoming Chief Investment Officer, served as head of its Distressed Investment Group. From 1992 until 2001, he worked at Nomura Holding America Inc. (“Nomura”), an investment bank, in positions of increasing responsibility culminating in the position of Managing Director co-heading Nomura’s proprietary distressed debt/special situations group. Mr. Embler currently serves on the boards of directors of CIT Group Inc., a provider of financing and leasing capital, and NMI Holdings, Inc., a mortgage insurance provider. He also serves on the board of trustees of The Mohonk Preserve, a non-profit institution. Mr. Embler also served on the boards of directors of Abovenet Inc. from 2003 to 2012, Kindred Healthcare Inc. from 2001 to 2008 and Dynegy Inc. from 2011 to 2012. Age 51.

Mr. Embler’s experience in finance, asset management and restructurings, capital markets and capital management, experience as a senior executive, perspective as an institutional investor and service as a director make him qualified to serve as a member of our Board of Directors.

Matthew J. Hart (Chair of the Audit Committee)

Mr. Hart has been a member of the Board of Directors since December 2013. He was President and Chief Operating Officer of Hilton Hotels Corporation (“Hilton”), a hotel developer and operator, from 2004 until the acquisition of Hilton by a private equity firm in 2007. He served as Executive Vice President and Chief Financial Officer of Hilton from 1996 to 2004. Before joining Hilton in 1996, Mr. Hart was Senior Vice President and Treasurer of The Walt Disney Company, a worldwide entertainment company, from 1995 to 1996, and was Executive Vice President and Chief Financial Officer for Host Marriott Corp., a hotel owner, from 1993 to 1995. He serves on the boards of directors of B. Riley Financial, Inc. (formerly called Great American Group, Inc.), a financial services company, Air Lease Corporation, an aircraft leasing company, and American Homes 4 Rent, a real estate investment trust. He is also a member of the board of directors of Heal the Bay, a non-profit organization. Mr. Hart previously served on the board of directors of Kilroy Realty Corporation from 1997 to 2008. Mr. Hart also served on the boards of directors of America West Holdings Corporation (“America West”) and America West Airlines, Inc. (“AWA”) from 2004 to 2005, and the boards of directors of US Airways Group and US Airways from 2006 until the Merger in December 2013. Age 63.

Mr. Hart’s financial expertise, risk management experience, extensive experience as a senior operating and finance executive for large public companies, including companies in the travel industry, mergers and acquisitions experience, service as a public company director and airline experience make him qualified to serve as a member of our Board of Directors.

Alberto Ibargüen (Audit and Compensation Committees)

Mr. Ibargüen has been a member of the Board of Directors since December 2013. He served on the AMR board of directors from 2008 until the Merger in December 2013. He has served as President and Chief Executive Officer of the John S. and James L. Knight Foundation since July 2005. Prior to that, Mr. Ibargüen served as Chairman of Miami Herald Publishing Co., a Knight Ridder subsidiary, from 1998 to 2005, and as publisher of The Miami Herald and of El Nuevo Herald. He serves on the boards of directors of PepsiCo, Inc., a food and beverage company, and AOL, Inc., a media and technology company. He previously served as a director of NCL Corporation Ltd. and on the advisory committee of the Public Company Accounting Oversight Board. He is also a former Chairman of the board of directors of several major non-profit organizations, including the Public Broadcasting Service (PBS), Newseum in Washington, D.C., and the World Wide Web Foundation. Age 71.

Mr. Ibargüen’s media and financial expertise, food and beverage products and philanthropic experience, his executive leadership experience, and his extensive experience serving as a director and member of board committees make him qualified to serve as a member of our Board of Directors.

Richard C. Kraemer (Chair of the Compensation Committee)

Mr. Kraemer has been a member of the Board of Directors since December 2013. He has been President of Chartwell Capital, Inc., a private investment company, since 2009. Mr. Kraemer also serves as a member of the board of directors of Knight Transportation, Inc., a provider of multiple full truckload transportation and logistics services. Mr. Kraemer served on the board of directors of US Airways Group and US Airways from 2005 until the Merger in December 2013. Mr. Kraemer served as a director of America West and AWA from 1992 to 2007. Age 71.

Mr. Kraemer’s financial expertise, corporate governance, human resources and labor relations expertise, experience in developing strategy for and managing a large public company, success as an investor and airline experience make him qualified to serve as a member of our Board of Directors.

Denise M. O’Leary (Corporate Governance and Nominating and Finance Committees)

Ms. O’Leary has been a member of the Board of Directors since December 2013. She has been a private investor in early stage companies since 1996. From 1983 until 1996, she was employed at Menlo Ventures, a venture capital firm, first as an associate and then as a general partner. She serves as a director of Medtronic Plc., a medical technology company and Calpine Corporation, a wholesale power producer. Additionally, she serves on the boards of directors of the University of Colorado Hospital Authority and the Denver Foundation and is a member of the boards of trustees of the Bonfils-Stanton Foundation and the University of Denver. Ms. O’Leary served as a director of America West and AWA from 1998 to 2005, US Airways Group and US Airways from 2005 until the Merger in December 2013, the Lucile Packard Children’s Hospital from 1997 to 2012 and Stanford Hospital & Clinics from 1994 to 2012. Age 57.

Ms. O’Leary’s financial expertise, her experience in the oversight of risk management, human resources expertise, extensive service as a public company director, success as an investor and airline industry expertise make her qualified to serve as a member of our Board of Directors.

W. Douglas Parker

Mr. Parker has been Chairman of the Board of Directors since June 2014. He has served as Chief Executive Officer of AAG and American, and a member of the AAG and American boards of directors, since December 2013. Mr. Parker has served as Chief Executive Officer of US Airways Group since 2005 and remained in that role following the closing of the Merger. Mr. Parker also served as Chairman of the board of directors of US Airways Group and US Airways and Chief Executive Officer of US Airways from 2005 to December 2013. Mr. Parker served as Chairman of the boards of directors and Chief Executive Officer of America West and AWA from 2001 to 2007 and served as a director of America West and AWA from 1999 to 2007. Mr. Parker joined AWA as Senior Vice President and Chief Financial Officer in 1995. From 2007 to 2012, Mr. Parker served on the board of directors of Pinnacle West Capital Corporation, a holding company that, through its subsidiary, provides wholesale and retail electric services primarily in Arizona. Age 53.

Mr. Parker’s financial, airline, marketing, human resources and labor relations experience, as well as his more than 25 years of experience in the airline industry, more than 18 years of experience as a senior airline executive and more than ten years of experience as the Chairman and Chief Executive Officer of US Airways Group, mergers and acquisitions experience and experience as a public company director make him qualified to serve as a member of our Board of Directors.

Ray M. Robinson (Chair of the Corporate Governance and Nominating Committee)

Mr. Robinson has been a member of the Board of Directors since December 2013. He served on the AMR board of directors from 2005 until the Merger in December 2013. Mr. Robinson started his career at AT&T in 1968, and prior to his retirement in 2003, he held several executive positions, including President of the Southern Region, its largest region, President and Chief Executive Officer of AT&T Tridom, Vice President of Operations for AT&T Business Customer Care, Vice President of AT&T Outbound Services and Vice President of AT&T Public Relations. Mr. Robinson is non-executive Chairman of the board of directors of Aaron’s, Inc., a specialty retailer of consumer electronics, computers, residential furniture, household appliances and accessories, a member of the board of directors of Acuity Brands, Inc., a lighting solutions company, and a member of the board of directors of Avnet, Inc., a distributor of electronic components, enterprise computer and storage products, information technology services and embedded subsystems. Since 2003, Mr. Robinson has also served as a director and non-executive Chairman of Citizens Trust Bank of Atlanta, Georgia, the nation’s second largest African American-owned bank and the largest such bank in the Southeastern U.S. He previously served as a director of RailAmerica Inc. from 2010 to 2012. He has been Vice Chairman of the East Lake Community Foundation in Atlanta, Georgia since November 2003 and a member of the board of directors of the Georgia Aquarium since 2005. Age 67.

Mr. Robinson’s extensive technology, banking, communications, strategic and executive leadership experience, as well as his experience serving as a public company director make him qualified to serve as a member of our Board of Directors.

Richard P. Schifter (Chair of the Finance Committee)

Mr. Schifter has been a member of the Board of Directors since December 2013. He has been a senior advisor at TPG Capital, L.P., a private investment firm, since 2013. He was a partner at TPG Capital, L.P. from 1994 to 2013. Prior to joining TPG Capital, L.P., Mr. Schifter was a partner at the law firm of Arnold & Porter LLP in Washington, D.C., where he specialized in bankruptcy law and corporate restructuring and represented Air Partners in connection with the acquisition of Continental Airlines in 1993. Mr. Schifter joined Arnold & Porter LLP in 1979 and was a partner from 1986 through 1994. Mr. Schifter is a member of the boards of directors of EverBank Financial Corp., a bank holding company, American Beacon Advisors, Inc., an investment management company, Direct General Corporation, a non-standard auto insurance company and LPL Financial Holdings, Inc., a broker-dealer, custodian for registered investment advisors and consultant to retirement plans. Mr. Schifter has also served on the boards of directors of US Airways Group from 2005 to 2006, America West from 1994 to 2005, Ryanair, PLC, from 1996 to 2003, Midwest Airlines, Inc. from 2007 to 2009 and Republic Airways Holdings Inc. from 2009 to 2013. Mr. Schifter is also a member of the board of overseers of the University of Pennsylvania Law School and a member of the board of directors of Youth, I.N.C. (Improving Non-Profits for Children). Age 62.

Mr. Schifter’s substantial experience with airline management, as well as his financial expertise, legal experience and public company board of directors and corporate governance experience make him qualified to serve as a member of our Board of Directors.

PROPOSAL 2—RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Ratification of Independent Registered Public Accounting Firm	Our Audit Committee has selected KPMG to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2015, and our Board of Directors has directed that KPMG’s appointment be submitted to our stockholders for ratification at the Annual Meeting.

Prior to the closing of the Merger and continuing through the completion of audit services for the fiscal year ended December 31, 2013 and the filing of the 2013 Annual Reports on Form 10-K for AAG, American, US Airways Group and US Airways on February 28, 2014, Ernst & Young LLP (“E&Y”) was engaged as the principal accountant to audit the financial statements of AMR and American, and KPMG was engaged as the principal accountant to audit the financial statements of US Airways Group and US Airways.

Subsequent to the closing of the Merger, our Audit Committee conducted a process to select a single registered accounting firm to conduct the audit of AAG and its subsidiaries, including US Airways Group and US Airways, commencing with the fiscal year ended December 31, 2014. On February 25, 2014, the Audit Committee approved the dismissal of E&Y and the appointment of KPMG to act as the registered accounting firm of AAG and its subsidiaries commencing with the fiscal year ended December 31, 2014. On February 28, 2014, we advised E&Y of our determination that E&Y would be dismissed effective as of the date of E&Y’s completion of audit services for the fiscal year ended December 31, 2013 and the filing of the 2013 Annual Report on Form 10-K of AAG and American. Promptly after the Audit Committee made its determination, we engaged KPMG as our new independent registered public accounting firm to perform audit services beginning with the fiscal year ended December 31, 2014.

The reports of E&Y on AAG’s and American’s financial statements as of and for the year ended December 31, 2013 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles, except for E&Y’s report on AAG’s financial statements stating that E&Y did not audit the financial statements of US Airways Group as of December 31, 2013 and for the period from December 9, 2013 through December 31, 2013.

During the fiscal year ended December 31, 2013, and the subsequent interim period through February 28, 2014, of AAG and its subsidiaries, there were no: (i) disagreements with E&Y on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of E&Y, would have caused it to make reference to the subject matter of the disagreements in connection with its report; or (ii) reportable events of the kind defined in Item 304(a)(1)(v) of Regulation S-K (“Regulation S-K”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

We disclosed the matters above in a Current Report on Form 8-K filed with the SEC on March 3, 2014, as subsequently amended on March 7, 2014. We provided a copy of such reports to E&Y and requested that E&Y furnish a letter addressed to the SEC stating whether it agreed with the statements made by us in such reports, and if not, stating the respects in which it did not agree. We received the requested letters from E&Y and copies of such letters were filed as exhibits to the reports.

During the fiscal year ended December 31, 2013, and the subsequent interim period through February 28, 2014, of AAG and its subsidiaries, AAG and its subsidiaries did not consult KPMG regarding either: (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on AAG and its subsidiaries’ financial statements, and neither a written report nor oral advice was provided that KPMG concluded was an important factor considered by AAG and its subsidiaries in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a disagreement (as defined in paragraph 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K) or a reportable event (as described in paragraph 304(a)(1)(v) of Regulation S-K).

The Board of Directors has directed that KPMG’s appointment for the fiscal year ending December 31, 2015 be submitted to our stockholders for ratification at the Annual Meeting. The Audit Committee considers KPMG to be well qualified. If the stockholders do not ratify the appointment of KPMG, the Audit Committee will reconsider the appointment.

Representatives of KPMG are expected to be present at the Annual Meeting. Each such representative will have an opportunity to make a statement if he or she desires to do so, and the representatives are also expected to be available to respond to appropriate questions from stockholders.

The Audit Committee and the Board of Directors unanimously recommend that the stockholders vote “FOR” the proposal to ratify the appointment of KPMG as our independent registered public accounting firm for the fiscal year ending December 31, 2015.

Independent Registered Public Accounting Firm Fees	The following table presents (i) fees billed for professional services rendered by KPMG, AAG’s principal accountant for the audit of the financial statements of AAG and its subsidiaries as of and for the fiscal year ended December 31, 2014, as well as fees billed in this period for other services rendered by KPMG; and (ii) fees billed for professional services rendered by E&Y, AAG’s principal accountant for the audit of the financial statements of AAG and its subsidiaries, other than US Airways Group and US Airways, as of and for the fiscal year ended December 31, 2013, as well as fees billed in this period for other services rendered by E&Y.

	Fiscal Year 2014 (KPMG) ($)	Fiscal Year 2013 (E&Y) ($)
Audit Fees	6,800,000	4,694,000
Audit-Related Fees	615,000	1,270,000
Tax Fees	2,121,000	206,000
All Other Fees	–	–

Total	$9,536,000	$6,170,000

“Audit Fees” are for professional services rendered for the audits of the annual financial statements included in our Annual Report on Form 10-K (including fees for the audits of internal control over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002, as amended (“SOX”)), quarterly reviews of the financial statements included in our quarterly reports on Form 10-Q and services rendered in connection with SEC filings.

“Audit-Related Fees” are for statutory audits, significant auditing work on transactions and consultations concerning financial accounting and reporting standards. In addition, for the fiscal year ended December 31, 2014, “Audit-Related Fees” also include services rendered in connection with securities offerings and other SEC filings and for the fiscal year ended December 31, 2013, “Audit-Related Fees” also include fees for benefit plan audits.

“Tax Fees” for 2014 primarily include fees for bankruptcy-related tax services provided by KPMG. KPMG performed similar bankruptcy-related tax services for us in 2013 prior to being appointed as our independent registered public accounting firm to perform audit services beginning with our fiscal year ended December 31, 2014. Because KPMG was not our independent registered public accounting firm for the fiscal year ended December 31, 2013, “Tax Fees” for the fiscal year ended December 31, 2013 reported in the table above do not include fees paid to KPMG. “Tax Fees” also include fees for professional services related to (i) federal, state and international tax compliance; (ii) assistance with tax audits and appeals; (iii) expatriate tax services; (iv) assistance related to the impact of mergers and acquisitions, and divestitures on tax return preparation; and (v) miscellaneous tax consulting.

There were no fees that fall into the classification of “All Other Fees” for the fiscal years ended December 31, 2014 and 2013.

Policy on Audit Committee Pre-Approval	The Audit Committee is responsible for appointing, setting compensation for, and overseeing the work of the independent registered public accounting firm. The Audit Committee pre-approves all audit and permissible non-audit services provided by our independent registered public accounting firm, including audit services, audit-related services, tax services, and other services. The Audit Committee has delegated pre-approval authority to its Chair. Under this delegation, the Chair must report any pre-approval decision he makes to the Audit Committee at its next meeting following such approval.

PROPOSAL 3—ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

Advisory Vote to Approve Executive Compensation	Section 14A of the Exchange Act allows our stockholders to vote to approve, on a non-binding, advisory basis, the compensation of our named executive officers as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the SEC.

Our Compensation Committee and the Board of Directors believe that our compensation practices align our executive compensation structure with stockholders’ interests and current market practices. Our compensation strategy is designed to provide a total compensation package that will attract and retain high-caliber executives and align their contributions with corporate objectives and stockholder interests. Our compensation programs are designed to be flexible and complementary and to collectively meet our compensation objectives.

Highlights of our compensation program include:

•	a commitment to pay-for-performance with a substantial portion of each executive officer’s compensation being “at risk” and aligned with stockholder interests. For 2014, 92% of Mr. Parker’s 2014 total target compensation and, on average, 87% of the other named executive officers’ total target compensation was variable, at risk, and tied directly to measurable performance. Consistent with this focus, the largest portion of our 2014 executive compensation was in the form of performance-based annual cash incentives tied to pre-established pre-tax income targets and long-term equity incentives which reward stock performance and are tied to critical merger integration objectives;
•	a compensation package that focuses on both short and long-term goals, encouraging our executives to focus on the Company’s success both during the immediate fiscal year and for the future;
•	the target direct compensation provided to our named executive officers being competitive with that of the other large network airlines, except for our Chief Executive Officer. At his request, Mr. Parker’s 2014 total target direct compensation was set at a level significantly below his peers at Delta Air Lines, Inc. (“Delta”) and United Continental Holdings, Inc. (“United”);
•	commencing May 2015, at his request, 100% of Mr. Parker’s direct compensation will be in the form of equity incentives, the majority of which will vest based upon the achievement of performance objectives, underscoring our commitment to paying for performance and further aligning his interests with that of our stockholders. Mr. Parker will no longer receive any base salary and will no longer participate in the Company’s 2015 Short-term Incentive Program. Mr. Parker’s 2015 total target direct compensation continues to remain at a level significantly below his peers at Delta and United (using 2013 proxy compensation data reported in 2014 for Delta and United).
•	a continued commitment to good compensation governance practices where compensation packages are consistent with market practice and are reasonable in light of our corporate and each individual executive’s performance, as well as good disclosure practices; and
•	clawback provisions for all incentive compensation paid to our named executive officers and stock ownership guidelines that further align their long-term interests with those of our stockholders.

For more information about our compensation practices and philosophy, see the section entitled “Compensation Discussion and Analysis” beginning on page 36.

We are asking our stockholders to indicate their support for our named executive officer compensation as described in this Proxy Statement pursuant to the compensation disclosure rules of the SEC. This proposal, commonly known as a “say-on-pay” proposal, gives stockholders the opportunity to express their views on the named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our executive officers and our philosophy, policies, and practices described in this Proxy Statement. Accordingly, we are asking our stockholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that AAG’s stockholders approve, on a non-binding, advisory basis, the compensation of AAG’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the SEC in the Compensation Discussion and Analysis section, the compensation tables, narrative discussion, and any related material disclosed in this Proxy Statement for the Annual Meeting.”

The say-on-pay vote is advisory, and therefore not binding on us, our Compensation Committee, or the Board of Directors. However, the Board of Directors and Compensation Committee value the opinions of our stockholders and will consider the outcome of this advisory vote when making future decisions about executive compensation.

The Board of Directors has adopted a policy providing for an annual say-on-pay advisory vote. Unless the Board of Directors modifies its policy on the frequency of future say-on-pay advisory votes, the next say-on-pay advisory vote will be held at the 2016 annual meeting of stockholders.

The Board of Directors unanimously recommends that the stockholders vote “FOR” the approval of the compensation of our named executive officers.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table provides information regarding the beneficial ownership of our Common Stock as of April 6, 2015, by (1) each of our directors and nominees for director, (2) each of the individuals named in the section entitled “Executive Compensation—Summary Compensation Table” on page 53 and (3) all of our directors and executive officers as a group, based in each case on information furnished to us by these persons. We believe that each of the named individuals and each director and executive officer included in the group has sole voting and investment power with regard to the shares shown, except that certain individuals may share voting and investment power with their spouses and except as otherwise noted.

AAG Common Stock Beneficially Owned (1)
Name of Beneficial Owner and Relationship to Company	Amount and Nature of Beneficial Ownership	Percent of Class
W. Douglas Parker	625,178(2)	*
Chairman and Chief Executive Officer
J. Scott Kirby	210,584(3)	*
President
Robert D. Isom, Jr.	150,926(4)	*
Executive Vice President and Chief Operating Officer
Stephen L. Johnson	131,949(5)	*
Executive Vice President—Corporate Affairs
Derek J. Kerr	135,394(6)	*
Executive Vice President and Chief Financial Officer
James F. Albaugh	7,756(7)	*
Director
Jeffrey D. Benjamin	7,756(8)	*
Director
John T. Cahill	32,756(9)	*
Director
Michael J. Embler	7,756(10)	*
Director
Matthew J. Hart	66,705(11)	*
Director
Alberto Ibargüen	34,170(12)	*
Director
Richard C. Kraemer	96,114(13)	*
Director
Denise M. O’Leary	80,817(14)	*
Director
Ray M. Robinson	27,418(15)	*
Director
Richard P. Schifter	7,756(16)	*
Director
All directors and executive officers as a group (16 persons)	1,758,682(17)	*

*	Represents less than 1% of the outstanding shares of our Common Stock.

(1)

Beneficial ownership as reported in the table has been determined in accordance with SEC rules and regulations and includes shares of our Common Stock that may be issued upon the exercise of stock options that are exercisable within 60 days of April 6, 2015 and restricted stock units (“RSUs”) that vest within 60 days of April 6, 2015. Pursuant to SEC rules and regulations, all shares not currently outstanding that are subject to stock options exercisable within 60 days of April 6, 2015 and RSUs that vest within 60 days of April 6, 2015 are deemed to be outstanding for the purpose of computing “Percent of Class” held by the holder of the class but are not deemed to be outstanding for the purpose of computing the “Percent of Class” held by any other stockholder. Beneficial ownership as reported in the table excludes shares of Common Stock that may be issued upon the exercise of stock appreciation rights (“SARs”), whether or not they are exercisable within 60 days of April 6, 2015. The number of shares that will be received upon exercise of such SARs is not currently determinable, and therefore is not included in the table above, because each SAR gives the holder the right to receive an amount in excess of the market price of one share of stock at the date of exercise over the exercise price and such amount is not determinable until the date of exercise.

(2)	Includes 509,347 shares held directly and 115,831 shares underlying unvested RSUs that vest within 60 days of April 6, 2015. Excludes 877,128 unvested RSUs that will not vest within 60 days of April 6, 2015. Excludes the following vested SARs and SARs that vest within 60 days of April 6, 2015: (a) 849,000 SARs at an exercise price of $3.10; (b) 275,000 SARs at an exercise price of $6.70; (c) 231,060 SARs at an exercise price of $7.42; (d) 294,748 SARs at an exercise price of $7.62; (e) 240,536 SARs at an exercise price of $8.14; (f) 196,820 SARs at an exercise price of $8.84; (g) 120,000 SARs at an exercise price of $38.44; and (h) 90,000 SARs at an exercise price of $45.01.

(3)	Includes 129,494 shares held directly and 81,090 shares underlying unvested RSUs that vest within 60 days of April 6, 2015. Excludes 611,884 unvested RSUs that will not vest within 60 days of April 6, 2015. Excludes the following vested SARs and SARs that vest within 60 days of April 6, 2015: (a) 206,346 SARs at an exercise price of $7.62; (b) 56,131 SARs at an exercise price of $8.14; (c) 70,881 SARs at an exercise price of $8.84; (d) 82,500 SARs at an exercise price of $19.30; (e) 18,000 SARs at an exercise price of $38.44; (f) 31,500 SARs at an exercise price of $45.01; and (g) 37,500 SARs at an exercise price of $46.11.

(4)	Includes 104,835 shares held directly and 46,091 shares underlying unvested RSUs that vest within 60 days of April 6, 2015. Excludes 418,928 unvested RSUs that will not vest within 60 days of April 6, 2015. Excludes the following vested SARs and SARs that vest within 60 days of April 6, 2015: (a) 117,287 SARs at an exercise price of $7.62; (b) 95,714 SARs at an exercise price of $8.14; (c) 101,630 SARs at an exercise price of $8.84; and (d) 70,000 SARs at an exercise price of $31.14.

(5)	Includes 85,858 shares held directly and 46,091 shares underlying unvested RSUs that vest within 60 days of April 6, 2015. Excludes 360,341 unvested RSUs that will not vest within 60 days of April 6, 2015. Excludes the following vested SARs and SARs that vest within 60 days of April 6, 2015: (a) 75,000 SARs at an exercise price of $3.10; (b) 117,287 SARs at an exercise price of $7.62; and (c) 95,714 SARs at an exercise price of $8.14.

(6)	Includes 89,303 shares held directly and 46,091 shares underlying unvested RSUs that vest within 60 days of April 6, 2015. Excludes 360,341 unvested RSUs that will not vest within 60 days of April 6, 2015. Excludes the following vested SARs and SARs that vest within 60 days of April 6, 2015: (a) 117,287 SARs at an exercise price of $7.62; (b) 95,714 SARs at an exercise price of $8.14; (c) 12,500 SARs at an exercise price of $38.44; and (d) 12,500 SARs at an exercise price of $45.01.

(7)	Includes 4,487 shares held directly and 3,269 shares underlying unvested RSUs that vest within 60 days of April 6, 2015.

(8)	Includes 4,487 shares held directly and 3,269 shares underlying unvested RSUs that vest within 60 days of April 6, 2015.

(9)	Includes 4,487 shares held directly, 25,000 shares held indirectly for the benefit of the John Tobin Cahill Revocable Trust and 3,269 shares underlying unvested RSUs that vest within 60 days of April 6, 2015.

(10)	Includes 4,487 shares held directly and 3,269 shares underlying unvested RSUs that vest within 60 days of April 6, 2015.

(11)	Includes 52,980 shares held directly, 2,550 shares held indirectly for the benefit of Mr. Hart’s children, 7,906 shares underlying stock options and 3,269 shares underlying unvested RSUs that vest within 60 days of April 6, 2015.

(12)	Includes 30,901 shares held directly and 3,269 shares underlying unvested RSUs that vest within 60 days of April 6, 2015.

(13)	Includes 78,595 shares held directly, 6,000 shares held indirectly for the benefit of Chartwell Capital Investments, 8,250 shares underlying stock options and 3,269 shares underlying unvested RSUs that vest within 60 days of April 6, 2015.

(14)	Includes 69,298 shares held directly, 8,250 shares underlying stock options and 3,269 shares underlying unvested RSUs that vest within 60 days of April 6, 2015.

(15)	Includes 24,149 shares held directly and 3,269 shares underlying unvested RSUs that vest within 60 days of April 6, 2015.

(16)	Includes 4,487 shares held directly and 3,269 shares underlying unvested RSUs that vest within 60 days of April 6, 2015.

(17)	Includes 1,286,751 shares held directly, 25,000 shares held indirectly for the benefit of the John Tobin Cahill Revocable Trust, 2,550 shares held indirectly for the benefit of a director’s children, 6,000 shares held indirectly for the benefit of Chartwell Capital Investments, 24,406 shares underlying stock options and 413,975 shares underlying unvested RSUs that vest within 60 days of April 6, 2015, held by our executive officers and directors as a group. Excludes 2,988,963 shares underlying unvested RSUs that will not vest within 60 days of April 6, 2015, and excludes 3,774,751 vested SARs, including SARs that vest within 60 days of April 6, 2015.

The following table sets forth information regarding the beneficial ownership of our Common Stock as of April 6, 2015 for each person known to us to be the beneficial owner of more than 5% of our outstanding Common Stock.

	Common Stock Beneficially Owned

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class

Capital World Investors 333 South Hope Street Los Angeles, CA 90071	38,473,319(a)	5.5%

T. Rowe Price Associates, Inc. 100 E. Pratt Street Baltimore, MD 21202	90,167,041(b)	13.0%

(a)	The amount shown and the following information are derived solely from the Schedule 13G filed by Capital World Investors on February 13, 2015. Capital World Investors is a division of Capital Research Management Company (“CRMC”), which acts as investment adviser to various investment companies registered under the Investment Company Act of 1940.

(b)	The amount shown and the following information are derived solely from the Schedule 13G filed by T. Rowe Price Associates, Inc. on February 13, 2015. T. Rowe Price Associates, Inc. has sole voting power with respect to 29,589,163 of such shares and sole dispositive power with respect to all of such shares.

INFORMATION ABOUT THE BOARD OF DIRECTORS

AND CORPORATE GOVERNANCE

Corporate Governance Guidelines	Our Board of Directors has adopted Corporate Governance Guidelines (the “Governance Guidelines”) to facilitate our mission and to establish general principles and policies by which the Board of Directors will manage its affairs. The Governance Guidelines are reviewed periodically by the Corporate Governance and Nominating Committee and are posted on our website at www.aa.com.

Director Independence	The Governance Guidelines contain standards for determining director independence that meet or exceed the applicable rules of the SEC and listing standards of the NASDAQ Stock Market (“NASDAQ”). The Governance Guidelines define an “independent” director as one who:

•	is not an executive officer or employee of the Company or any other individual having a relationship which, in the opinion of the Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director;
•	is not, and has not at any time during the past three years been, employed by the Company;
•	has not accepted, and does not have any spouse, parent, child or sibling, whether by blood, marriage or adoption, any person residing in such individual’s home, or any relative supported financially (each, a “Family Member”) who has accepted, any compensation from the Company in excess of $120,000 during any period of 12 consecutive months within the three years preceding the determination of independence, other than (A) compensation for Board of Directors or committee service, (B) compensation paid to a Family Member who is an employee (other than an executive officer) of the Company, or (C) benefits under a tax-qualified retirement plan or non-discretionary compensation;
•	is not a Family Member of an individual who is, or at any time during the past three years was, employed by the Company as an executive officer;
•	is not, and does not have a Family Member who is, a partner in, or a controlling shareholder or an executive officer of, any organization to which the Company made, or from which the Company received, payments for property or services in the current or any of the past three fiscal years that exceed 5% of the recipient’s consolidated gross revenues for that year, or $200,000, whichever is more, other than (A) payments arising solely from investments in the Company’s securities, and (B) payments under non-discretionary charitable contribution matching programs;
•	is not, and does not have a Family Member who is, employed as an executive officer of another entity where at any time during the past three years any of the executive officers of the Company served on the compensation committee of such other entity;
•	is not, and does not have a Family Member who is, a current partner of the Company’s outside auditor, and was not a partner or employee of the Company’s outside auditor who worked on the Company’s audit at any time during any of the past three years; and
•	satisfies any additional requirements for independence promulgated from time to time by NASDAQ.

The Governance Guidelines also provide that the Board of Directors will consider all other relevant facts and circumstances, including issues that may arise as a result of any director compensation (whether direct or indirect), any charitable contributions we make to organizations with which a director is affiliated, and any consulting arrangement between the Company and a director. The Corporate Governance and Nominating Committee reports annually to the full Board of Directors on these matters.

Pursuant to the Governance Guidelines, the Corporate Governance and Nominating Committee and the Board of Directors undertake an annual review of director independence. Based on the Corporate Governance and Nominating Committee’s review in April 2015, the Board of Directors affirmatively determined that all of our directors are independent under the standards provided in the Governance Guidelines and under applicable NASDAQ listing standards, except for Mr. Parker, our Chairman and Chief Executive Officer, who is an employee.

In determining Mr. Albaugh’s independence, the Board of Directors considered that Mr. Albaugh is a member of the Board of Directors of B/E Aerospace. We purchase aircraft seats and other cabin interior products from B/E Aerospace. The Board of Directors concluded that Mr. Albaugh’s relationship with B/E Aerospace did not impair his ability to exercise independent judgment in carrying out his responsibilities as a director. In determining Mr. Cahill’s independence, the Board of Directors considered that Mr. Cahill is the Chairman and Chief Executive Officer of Kraft Foods Group, a food and beverage company that purchases air carrier services from us in the ordinary course of business. The Board of Directors concluded that Mr. Cahill’s relationship with Kraft Foods Group did not impair his ability to exercise independent judgment in carrying out his responsibilities as a director. In determining Mr. Embler’s independence, the Board of Directors considered that he is an independent outside director of CIT Corp., a diversified financial services firm that in the ordinary course of business leases aircraft to and provides aircraft financing for various airlines, including the Company, but concluded that Mr. Embler’s relationship with CIT Corp. did not impair his ability to exercise independent judgment in carrying out his responsibilities as a director. In determining Mr. Schifter’s independence, the Board of Directors considered that he is a senior advisor to TPG Capital, L.P., an investment fund that has investments in several entities with which we do business, but concluded that Mr. Schifter’s relationship with TPG Capital, L.P. did not impair his ability to exercise independent judgment in carrying out his responsibilities as a director.

Board Meetings	The Board of Directors conducts its business through meetings of the full Board of Directors and committees of the Board of Directors. The Board of Directors regularly meets with only independent directors of the Board of Directors present. During 2014, the Board of Directors held 13 meetings, five of which were in-person meetings that included executive sessions comprised of only independent directors. In 2014, each incumbent director attended at least 75% of the aggregate number of meetings of the Board of Directors and of the committees on which he or she served.

Committees	The Board of Directors currently has four standing committees: the Audit Committee, the Compensation Committee, the Corporate Governance and Nominating Committee and the Finance Committee.

Audit Committee

The Audit Committee is currently comprised of Messrs. Hart (Chair), Cahill, Embler and Ibargüen. In 2014, the Audit Committee met 10 times. The Audit Committee oversees our internal accounting function and oversees and reports to the Board of Directors with respect to other auditing and accounting matters, including the selection of our independent auditors, the scope of annual audits, fees to be paid to our independent auditors and the performance of our independent auditors. The Audit Committee is also responsible for reviewing and approving all significant conflicts of interest and related party transactions in accordance with our Company policies. A copy of the charter of the Audit Committee is available on our website at www.aa.com.

The Audit Committee meets applicable NASDAQ composition requirements, including the requirements dealing with financial literacy and financial sophistication. Each Audit Committee member is considered independent under the rules and regulations of the SEC and NASDAQ, and the Governance Guidelines, and has been determined to be financially literate. The Board of Directors has concluded that Messrs. Hart, Cahill, Embler and Ibargüen qualify as audit committee “financial experts” under SEC rules and regulations and have the financial management expertise required by NASDAQ listing standards.

Compensation Committee

The Compensation Committee is currently comprised of Messrs. Kraemer (Chair), Albaugh, Benjamin and Ibargüen. The Compensation Committee met six times in 2014. The Compensation Committee evaluates the performance of our Chief Executive Officer and approves his compensation and other terms of employment. The Compensation Committee also evaluates the compensation and other terms of employment of the other executive officers and other members of senior management, as appropriate. The Compensation Committee also administers the AAG 2013 Incentive Award Plan (the “AAG 2013 IAP”) and other employee benefit plans and may delegate this authority under certain circumstances described below. The Compensation Committee is also responsible for, among other things, oversight of the Company’s compensation risk management, succession planning and workforce diversity, and may review compensation-related stockholder proposals. A copy of the charter of the Compensation Committee is available on our website at www.aa.com.

Our Board of Directors has determined that all members of the Compensation Committee are independent within the meaning of applicable NASDAQ listing standards and the Governance Guidelines, are “non-employee directors” as defined by Rule 16b-3 under the Exchange Act, and are “outside directors” within the meaning of Section 162(m) of the U.S. Internal Revenue Code of 1986, as amended and related regulations (the “Code”).

Compensation Committee Process for Executive Compensation. The Compensation Committee charter gives the Compensation Committee the authority and responsibility to review and approve our overall compensation strategy and policies, including performance goals for executive officers. The Compensation Committee is responsible for reviewing and approving the compensation and other terms of employment of the Chief Executive Officer and for evaluating his performance. The Compensation Committee also evaluates, after receiving input from the Chief Executive Officer, the compensation and other terms of employment of the other executive officers. The Compensation Committee administers our incentive compensation, stock, bonus and other similar plans and programs, approves awards under those plans, reviews and, based upon the recommendation of the Chief Executive Officer, approves the adoption of, amendment to, or termination of executive compensation and benefit plans, determines the general design and terms of, and may delegate authority to executive officers to administer, significant non-executive compensation and benefits plans. The Compensation Committee may delegate all or a portion of its authority to administer our compensation and benefits plans to a subcommittee, to another committee of the

Board of Directors or to one or more executive officers, provided that any such delegation does not include the authority to make stock incentive grants to any executive officer. In April 2014, the Compensation Committee delegated to an Equity Incentive Committee, consisting of the Chief Executive Officer, the authority to make equity grants to employees who are not executive officers within guidelines established by the Board of Directors or the Compensation Committee.

Each year, the Compensation Committee reviews the annual incentive program results from the prior year, establishes the performance goals for the current year, evaluates our executive officers’ individual performance and approves the Compensation Committee’s report for our proxy statement. The Compensation Committee has adopted an equity grant policy to standardize the timing, practices and procedures in granting equity awards. The policy provides that equity grants, other than new hire, promotion, or special purpose grants, will be granted once per year at the second regularly scheduled meeting of the Compensation Committee, at a meeting of a subcommittee to which certain authority to grant equity awards has been delegated, or at a special meeting held for this purpose as close in time to the regularly scheduled meeting as possible. Throughout the year, as needed or appropriate, the Compensation Committee considers merit increases in base salaries for executive officers and approves compensation for internal promotions and new hires of executive officers. The Compensation Committee also monitors and evaluates our benefit plans and agreements with executive officers and management employees throughout the year and recommends adjustments as needed.

The Compensation Committee generally receives information from the Chief Executive Officer, the Executive Vice President—People and Communications and compensation consultants engaged by the Compensation Committee in connection with its determinations regarding executive compensation. The Compensation Committee has sole authority to retain and terminate any outside advisors, such as compensation consultants and legal counsel, and to determine executive compensation.

During 2014, Towers Watson & Co. (“Towers Watson”) assisted the Compensation Committee in determining our executive compensation and reviewing and analyzing proposed compensation programs for our executive officers, and also assisted our Corporate Governance and Nominating Committee in determining our director compensation. The total annual expense for the executive and director compensation advising services provided to us by Towers Watson during 2014 was approximately $212,000.

Also during 2014, specialized teams at Towers Watson assisted us with post-Merger general industry compensation benchmarking and provided actuarial valuation and consulting services relating to health, welfare and retirement benefit plans and workers compensation plans, for aggregate fees of approximately $3.1 million. The Towers Watson personnel who performed actuarial valuation and consulting services for us operated separately and independently of the Towers Watson personnel who performed executive compensation-related services for us. While the decision to engage Towers Watson for such other services was made by management, the Compensation Committee assessed whether the services provided by Towers Watson raised any conflicts of interest pursuant to applicable SEC and NASDAQ rules and concluded that no such conflicts of interest existed.

Compensation Committee Interlocks and Insider Participation. None of our executive officers or directors serves as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving as a member of the Board of Directors or Compensation Committee.

Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee is currently comprised of Messrs. Robinson (Chair), Albaugh and Cahill, and Ms. O’Leary. The Corporate Governance and Nominating Committee met five times in 2014. The Corporate Governance and Nominating Committee oversees all aspects of our corporate governance functions on behalf of the Board of Directors, including (i) identifying individuals qualified to become members of the Board of Directors; (ii) recommending to the Board of Directors the selection of director nominees; (iii) reviewing and assessing the Governance Guidelines; (iv) taking actions with respect to incumbent directors who fail to receive the required vote for reelection in uncontested elections, including accepting or not accepting previously tendered resignations or requesting that such directors submit resignations; and (v) periodically reviewing and assessing the adequacy and application of the Governance Guidelines, and recommending any changes deemed appropriate to the Board of Directors for its consideration. The Corporate Governance and Nominating Committee’s role includes oversight of the procedures for compliance with significant applicable legal, ethical, and regulatory requirements that impact corporate governance. A copy of the Corporate Governance and Nominating Committee charter is available on our website at www.aa.com.

The Board of Directors has determined that all members of the Corporate Governance and Nominating Committee are independent within the meaning of applicable NASDAQ listing standards and our Governance Guidelines.

Corporate Governance and Nominating Committee Process for Director Compensation. The Corporate Governance and Nominating Committee’s charter gives the Corporate Governance and Nominating Committee the authority and responsibility for reviewing the compensation of the non-employee members of the Board of Directors and making recommendations regarding changes to the full Board of Directors. The Corporate Governance and Nominating Committee also periodically reviews the compensation paid to non-employee directors for their service on the Board of Directors and its committees, and recommends any changes to the full Board of Directors for its approval.

The Corporate Governance and Nominating Committee generally receives proposals and information from the Chief Executive Officer and senior management, outside consultants, and publications in connection with its review of director compensation. The Corporate Governance and Nominating Committee has authority to retain and terminate any outside advisors, such as compensation consultants and legal counsel, and to determine their compensation.

Director Nominees. Each of the 11 current nominees for director recommended for election by the stockholders at the Annual Meeting is a current member of the Board of Directors. The effectiveness of the Board of Directors and the recruitment of directors are overseen by the Corporate Governance and Nominating Committee. In evaluating candidates for director, the Corporate Governance and Nominating Committee considers the qualifications described below. Based on the Corporate Governance and Nominating Committee’s evaluation of each of the current nominees’ qualifications and his or her prior performance as a director, the Corporate Governance and Nominating Committee determined to recommend the 11 directors for election. The Corporate Governance and Nominating Committee received no nominations from stockholders for the Annual Meeting.

Consistent with its charter, the Corporate Governance and Nominating Committee proposes for nomination existing directors and new candidates who have the highest personal and professional integrity, have demonstrated exceptional intelligence and judgment, have proven leadership skills, are committed to our success, and have the ability to work effectively with the Chief Executive Officer and other members of the Board of Directors. Also, a nominee must possess skills, experience, and expertise appropriate to best serve the long-term financial interests of our stockholders.

The Governance Guidelines specify that it is the Board of Directors’ objective that it be composed of individuals who have, among other things, a diversity of skills, expertise, and perspective appropriate for the business and operation of the Company. The Board of Directors currently includes a group of individuals who have demonstrated success and leadership in a variety of fields and endeavors, with a broad diversity of experience, opinions, perspectives, professions, skills, expertise, education, geographic representation and backgrounds. The Corporate Governance and Nominating Committee and the Board of Directors believe that the Board of Directors is, and should continue to be, comprised of persons who can contribute experience in public company board service and corporate governance and areas such as strategic planning, leadership of large, complex organizations, operations, mergers and acquisitions, the airplane and airline industry, accounting, financial literacy, finance, banking, investment, asset management and restructuring, capital markets, capital management, risk management, legal analysis, customer service, consumer marketing, communications, labor relations, human resources, leadership assessment and diversity, safety, investing, information technology and community service. The Corporate Governance and Nominating Committee does not assign specific weight to particular criteria and no particular criterion is necessarily applicable to all prospective nominees.

The Corporate Governance and Nominating Committee periodically evaluates the performance of the Board of Directors and its committees in an effort to facilitate the continuous improvement of the Board of Directors, as well as to assess the specific qualifications, experiences and perspectives of future director candidates that would be most valuable and have the most impact on our success.

In accordance with applicable NASDAQ listing standards, the Board of Directors confirms that at least a majority of the Board of Directors is independent in accordance with the NASDAQ definition of independence and that the members of the Board of Directors, as a group, maintain the requisite qualifications under applicable NASDAQ listing standards for service on the Audit, Compensation, and Corporate Governance and Nominating Committees.

Stockholder Nominations or Recommendations of Director Candidates. Any stockholder wishing to nominate or recommend a director candidate for nomination should submit in writing the candidate’s name, biographical information, business qualifications, and other information required by the Bylaws, to Ray M. Robinson, Chair of the Corporate Governance and Nominating Committee, American Airlines Group Inc., 4333 Amon Carter Blvd., MD 5675, Fort Worth, Texas 76155. All submissions must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director, if elected. The Bylaws require that written nominations be received by the Company no sooner than 120 days and no later than 90 days prior to the first anniversary of the preceding year’s annual meeting of stockholders. For the 2016 annual meeting of stockholders, notice must be delivered no sooner than February 4, 2016 and no later than March 5, 2016. All qualified submissions will be reviewed by the Corporate Governance and Nominating Committee at the next appropriate meeting. The Corporate Governance and Nominating Committee has a policy of considering candidates who are nominated by stockholders for membership to the Board of Directors in the same manner as candidates recommended by members of the Board of Directors.

Finance Committee

The Finance Committee was formed by the Board of Directors in October 2014 and is currently comprised of four directors, Messrs. Schifter (Chair), Benjamin and Embler, and Ms. O’Leary. The Finance Committee assists the Board of Directors with oversight of our financial affairs and recommends to the Board of Directors financial policies and courses of action, including those relating to operating and capital budgets, that will effectively accommodate our goals and operating strategies while maintaining a sound financial condition. The Finance Committee is also responsible for reviewing, approving and/or recommending to the Board of Directors our annual budget and financing plans, financial transactions and commitments, financial risk management policies proposed by senior management, the engagement of financial advisors in connection with material transactions and other matters related to our financial and strategic planning. In performing its function, the Finance Committee may seek the advice of senior management or outside advisors, as deemed appropriate by its Chair.

Board Leadership and Structure	In accordance with Article XIV of our Bylaws, Mr. Parker, our Chief Executive Officer, has served as Chairman of the Board of Directors since June 2014 and will serve in such capacity until the election of a new Chairman by the affirmative vote of the Board of Directors, which, prior to June 9, 2015, will require the affirmative vote of at least 75% of the members of the Board of Directors (rounded up to the next full director) and must include at least one director who was designated as a director by US Airways Group pursuant to the Merger Agreement.

Mr. Parker brings to the Company a unique combination of financial, airline, marketing, human resources and labor relations expertise and leadership skills, as well as 26 years of experience in the airline industry, over 18 years of experience as a senior airline executive, more than ten years of experience as the Chairman and Chief Executive Officer of US Airways Group and its predecessor, mergers and acquisitions experience, and prior service as a director of other large public companies. In his position as Chief Executive Officer, Mr. Parker has primary responsibility for our day-to-day operations and provides consistent leadership on our key strategic objectives. In his role as Chairman of the Board of Directors, Mr. Parker sets the strategic priorities for the Board of Directors; presides over its meetings and meetings of the stockholders; communicates the Board of Directors’ recommendations, decisions and guidance to the other members of senior management; and performs such other duties and exercises such other powers as may from time to time be assigned to him by the Bylaws or the Board of Directors.

The Board of Directors also continues to recognize the importance of strong independent board leadership. The Company’s Bylaws and Corporate Governance Guidelines require the Board of Directors to designate one of our independent directors as Lead Independent Director. Mr. Cahill currently serves as our Lead Independent Director. Mr. Cahill’s duties as Lead Independent Director include the following significant responsibilities, in addition to performing such other duties as may be established or delegated to him by the Board of Directors: serving as Chairman for regular Board of Directors meetings in the absence of the Chairman; with the Chairman, establishing agendas for regular meetings of the Board of Directors; establishing agendas for, and coordinating and chairing, meetings of the independent directors; and communicating with the Chief Executive Officer following such meetings as he deems appropriate.

The Board of Directors believes this leadership structure is currently the most advantageous leadership structure for the Company and also strikes an appropriate balance between effective and efficient Company leadership and oversight by non-management directors. In particular, the combination of the Chief Executive Officer and Chairman roles allows consistent communication and coordination throughout the organization and an effective and efficient implementation of corporate strategy, and is important in unifying our employees behind a single vision. The combination of the Chief Executive Officer and Chairman roles is balanced by Mr. Cahill’s important role as Lead Independent Director; by the independence of all of the director nominees except for Mr. Parker, each of whom has significant experience in leadership roles at public companies and other large, complex organizations; and by the four principal committees of the Board of Directors, each of which consists solely of independent directors.

Board Self-Evaluation	Our Governance Guidelines and Corporate Governance and Nominating Committee charter provide that the Corporate Governance and Nominating Committee must conduct an annual assessment of the performance of the Board of Directors, including the committees, and provide the results to the full Board of Directors for discussion. The purpose of the review is to increase the effectiveness of the Board of Directors as a whole and of each of the committees. The assessment includes an evaluation of the Board of Directors and each committee’s contribution as a whole, of specific areas in which the Board of Directors, the applicable committee, and/or management believe better contributions could be made and of the overall make-up and composition of the Board of Directors and its committees.

Codes of Ethics	Our employees, including our principal executive officer and principal financial and accounting officer, and our directors are governed by one of three codes of ethics of the Company (collectively, the “Codes of Ethics”). The Codes of Ethics require our employees and directors to conduct Company business in the highest legal and ethical manner. The Codes of Ethics meet the requirements of a “code of ethics” as defined by Item 406 of Regulation S-K and the requirements of a code of business conduct and ethics under applicable NASDAQ listing standards. The full texts of the Codes of Ethics and further details regarding the scope of each of the Codes of Ethics are available on our website at www.aa.com under the links “Corporate Information”— “Corporate Governance.” We will also provide a copy of the Codes of Ethics to stockholders, free of charge, upon request to our Corporate Secretary. We intend to post amendments to or waivers from the Codes of Ethics as required by applicable SEC and NASDAQ rules at this location on our website. As part of the continuing integration of American and US Airways and the other subsidiaries of AAG, we are preparing a new code of business conduct and ethics, which will apply to all of the employees of our wholly-owned subsidiaries, including American and US Airways.

Board Role in Risk Oversight

The Board of Directors oversees an enterprise-wide approach to risk management, designed to support the achievement of organizational objectives, including strategic objectives; to improve long-term organizational performance; and to enhance stockholder value. A fundamental part of risk management is not only understanding the risks we face and what steps management is taking to manage those risks, but also understanding what level of risk is appropriate. Management is responsible for establishing our business strategy, identifying and assessing the related risks, and establishing appropriate risk management practices. The Board of Directors, either directly or through one or more of its committees, reviews our business strategy and management’s assessment of the related risk and discusses with management the appropriate level of risk. The Board of Directors has not established a separate risk committee because the Board of Directors believes that the most significant risks we face are most properly addressed by the full Board of Directors or an appropriate standing committee. For example, our strategic, financial and operations risks are frequently reviewed by the full Board of Directors. The Board of Directors’ standing committees also consider the risks within their area of responsibility. We believe that this division of risk oversight makes certain that oversight of each type of risk falls to the particular directors most qualified to oversee it. It also promotes efficiency as the committees select the most important risk-related issues for full consideration by the Board of Directors.

The Board of Directors directly oversees the management of important risks we face, including risks associated with safety, the day-to-day operation of the airline and the interruption of airline service, revenue production, our information technology systems, political developments and industry regulation, environmental compliance and labor issues and costs.

The Audit Committee oversees our risk management policies that relate to the financial control environment, financial reporting and disclosure controls and our procedures for compliance with significant applicable legal, ethical and regulatory requirements that impact our financial statements. The Audit Committee meets regularly with our internal auditors, independent auditors, Chief Financial Officer, Vice President and Controller and legal advisors. The Audit Committee receives regular risk and internal controls assessment reports from the independent auditors and internal auditors. The Audit Committee also establishes and maintains procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters.

The Corporate Governance and Nominating Committee oversees governance-related risks by working with the Chief Executive Officer, Executive Vice President—Corporate Affairs and outside counsel to establish corporate governance guidelines, including recommendations regarding director nominees, the determination of director independence, Board of Directors leadership structure and membership on committees.

The Compensation Committee oversees risk management by participating in the creation of, and approving, compensation structures which create incentives that encourage a level of risk-taking behavior consistent with our business strategy, as is further described in the section entitled “Risk Assessment with Respect to Compensation Practices” below. The Compensation Committee also works with the Chief Executive Officer and Executive Vice President—People and Communications to oversee risks associated with the retention of our most senior executives.

The Finance Committee oversees financial risk by working with senior management to evaluate elements of credit risk, advising on financial strategy, capital structure and liquidity needs and reviewing our financial risk management policies and practices. Our Chief Executive Officer and Chief Financial Officer meet periodically with the Finance Committee to discuss and advise on elements of these risks.

Risk Assessment with Respect to Compensation Practices

Management and the Compensation Committee have reviewed the compensation policies and practices for our employees as they relate to our risk management and, based upon these reviews, we believe that any risks arising from such policies and practices are not reasonably likely to have a material adverse effect on us in the future.

Our basis for this conclusion includes that our compensation programs, and especially our executive compensation programs, are designed to include the following features:

•	Formulaic pay-out calculations with maximum pay-out caps or guidelines instead of discretionary pay-out decisions. While the AAG Short-term Incentive Program does include an individual modifier component, it is subject to the Compensation Committee’s discretion and can only be implemented by a resolution of the Compensation Committee or within limited bounds approved by the Compensation Committee.
•	Cash incentive and equity compensation plans contain defined, overlapping and concurrent performance or time based vesting periods which are intended to extend the measurement of pre-defined goals or time periods to incentivize long-term rather than short-term results.
•	Our incentive compensation plans include a diverse and blended set of pre-established goals and metrics that focus on a variety of areas across the Company, including financial, operational, stock performance, total shareholder return and the achievement of individual goals. In addition, the goals established in our executive compensation programs are not subject to mid-period adjustment without board approval.
•	Actual performance results for our executive compensation programs are reviewed and verified by a variety of departments (including finance, human resources, operations and legal) and are also reviewed by our internal auditor. These results are reported to the Compensation Committee, the Audit Committee and the Board of Directors.
•	We have adopted a “clawback” policy in accordance with SOX, and plan to amend that policy if needed to comply with the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 upon the SEC’s completion of the rulemaking process required by the statute.
•	We also have in place meaningful stock ownership guidelines for members of the Board of Directors and for our executive officers.
•	Our Insider Trading Policy and Authorization to Trade process monitors employee transactions in Company stock. We also prohibit activities deemed improperly risky, including short-term trading, short sales, trading in publicly traded options and hedging transactions.
•	Our Company and our compensation profile do not include any of the following: a business unit which carries a significant portion of our risk profile; a business unit with compensation structured differently than other units within the Company; a business unit that is significantly more profitable than other units within the Company; a business unit where compensation expense is a significant percentage of the business unit’s revenue; or compensation programs that vary significantly from our overall risk and reward structure.
•	We do not have any compensation programs for executives that benefit any individual or group of individuals based on the performance of that individual or group.

For a discussion of the principles underlying our compensation policies for our executive officers who are named in the “Executive Compensation—Summary Compensation Table,” see the section entitled “Compensation Discussion and Analysis” beginning on page 36.

Annual Meeting Attendance	Our Governance Guidelines provide that each of our directors is expected to attend our annual meeting of stockholders, except where unusual circumstances arise. All of the directors attended our 2014 annual meeting of stockholders.

Director Continuing Education	Non-employee directors are encouraged to attend seminars, conferences and other director education programs periodically. We reimburse the directors for the costs associated with these seminars and conferences, including related travel expenses. Management also conducts a comprehensive orientation process for new directors. In addition, directors receive continuing education through educational sessions at meetings and mailings between meetings.

Communications with the Board of Directors and Non-Management Directors	The Board of Directors has approved procedures to facilitate communications between the directors and employees, stockholders and other interested third parties. Pursuant to these procedures, a person who desires to contact the Board of Directors, a standing committee of the Board of Directors or a director may do so in writing to the following address:

American Airlines Group Inc.

The Board of Directors

P.O. Box 619616, MD 5675

Dallas/Fort Worth International Airport, Texas 75261-9616

Our Vice President and Deputy General Counsel, or someone acting on his behalf, will review the communications with the directors, a standing committee of the Board of Directors or an officer, in each case depending on the facts and circumstances outlined in the communication. The Corporate Governance and Nominating Committee also reviews with senior management the nature of the communications and our responses to them. Any communication relating to a stockholder nominee for a position on the Board of Directors or a stockholder proposal for business to be considered at any annual meeting of stockholders or included in any proxy statement will be sent to the Chair of the Corporate Governance and Nominating Committee.

DIRECTOR COMPENSATION

The table below provides information regarding compensation we paid to our non-employee directors in 2014. The compensation elements are described in the narrative following the table. W. Douglas Parker, our Chairman and Chief Executive Officer, is not included in the table because he is an employee and receives no compensation for his service as Chairman or as a member of the Board of Directors.

Name	Fees Earned or Paid in Cash ($) (a)		Stock Awards ($) (b)	Option Awards ($) (c)	Change in Pension Value and Non- Qualified Deferred Compensation Earnings ($)	All Other Compensation ($) (d)	Total ($)
James F. Albaugh	102,500		280,000	0	0	12,682	395,182
Jeffrey D. Benjamin	102,500		280,000	0	0	29,162	411,662
John T. Cahill	147,500		280,000	0	0	26,152	453,652
Michael J. Embler	105,000		280,000	0	0	6,376	391,376
Matthew J. Hart	125,000		280,000	0	0	27,707	432,707
Alberto Ibargüen	117,500		280,000	0	0	8,390	405,890
Richard C. Kraemer	117,500		280,000	0	0	32,857	430,357
Denise M. O’Leary	102,500		280,000	0	0	19,515	402,015
Ray M. Robinson	117,500		280,000	0	0	19,967	417,467
Richard P. Schifter	102,500		280,000	0	0	36,108	418,608
Thomas W. Horton, former director	445,000	(e)	0	0	0	29,778	474,778

(a)	The amounts represent the aggregate dollar amount of all fees the directors earned or were paid in 2014 for service as a director, including annual retainer, committee, chair, meeting and lead independent director fees.

(b)	The amounts represent the aggregate grant date fair value of (i) 4,487 RSUs granted to each director on January 22, 2014, which became fully vested on January 22, 2015; and (ii) 3,269 RSUs granted to each director on June 4, 2014, which will vest fully on June 4, 2015, subject to the continued service of the director through the vesting date.

(c)	The table below shows the aggregate number of outstanding options and stock awards held by each of our directors at December 31, 2014.

Name	Options	RSUs
James F. Albaugh	0	7,756
Jeffrey D. Benjamin	0	7,756
John T. Cahill	0	7,756
Michael J. Embler	0	7,756
Matthew J. Hart	7,906	7,756
Alberto Ibargüen	0	7,756
Richard C. Kraemer	8,250	7,756
Denise M. O’Leary	12,375	7,756
Ray M. Robinson	0	7,756
Richard P. Schifter	0	7,756
Thomas W. Horton, former director	0	0

(d)	The amounts include the value of flight privileges received in 2014 and tax reimbursements that we paid to our directors in 2015 for flight privileges provided to them in 2014. Amounts also include the portion of the premiums paid by us on behalf of Messrs. Hart, Kraemer and Schifter and Ms. O’Leary for a life insurance policy under the America West Directors’ Charitable Contribution Program which is described more fully below in the section entitled “US Airways Legacy Director Compensation Programs.”

Name	Flight Privileges ($)	Tax Gross-Up ($)	Insurance Premiums ($)
James F. Albaugh	7,247	5,435	0
Jeffrey D. Benjamin	16,664	12,498	0
John T. Cahill	14,944	11,208	0
Michael J. Embler	3,643	2,733	0
Matthew J. Hart	8,940	6,705	12,062
Alberto Ibargüen	4,794	3,596	0
Richard C. Kraemer	11,909	8,932	12,016
Denise M. O’Leary	8,885	6,664	3,966
Ray M. Robinson	11,410	8,557	0
Richard P. Schifter	13,767	10,325	12,016
Thomas W. Horton, former director	29,778	0	0

(e)	Represents compensation paid to Mr. Horton as a non-employee director prior to his resignation from the Board of Directors as of the 2014 annual meeting of stockholders. Mr. Horton was awarded a stipend of $400,000 to compensate him for his service as the Chairman of the Board of Directors in addition to the compensation payable to non-employee directors generally.

Director Compensation	The Corporate Governance and Nominating Committee periodically reviews the overall compensation of our directors in consultation with the Board of Directors and with the assistance of our management and, from time to time, the committee’s compensation consultant, Towers Watson. The Board of Directors determines any changes to director compensation.

Annual Retainers

The compensation for our non-employee directors includes cash-based annual retainers:

•	an annual retainer of $90,000 for service on the Board of Directors;
•	an annual retainer of $15,000 for service on the Audit Committee, and an annual retainer of $12,500 for service on each of the Compensation, Corporate Governance and Nominating, or Finance Committees;
•	an annual retainer of $20,000 for service as the Chair of the Audit Committee, and an annual retainer of $15,000 for service as the Chair of each of the Compensation, Corporate Governance and Nominating, or Finance Committees; and
•	an additional annual retainer of $30,000 for service as our Lead Independent Director.

Annual Grants of RSUs

On the date of each annual meeting of stockholders, each continuing non-employee director receives a number of RSUs equal to $140,000 divided by the closing price of our Common Stock on the date of the annual meeting. The RSUs will vest fully on the earlier of the first anniversary of the date of grant or the date of the next annual meeting of stockholders, subject to the continued service of the non-employee director through the vesting date.

Other Compensation

Non-employee directors are entitled to complimentary personal air travel for the non-employee director and his or her immediate family members on American, US Airways, and their regional carriers; 12 round-trip or 24 one-way passes for complimentary air travel each year, as well as American Airlines Admirals Club® membership, and AAdvantage® Executive Platinum and ConciergeKeySM program status. Non-employee directors will receive a tax gross-up for imputed taxable income related to these flight privileges. These benefits (except for the tax gross-up) will be provided (i) for a non-employee director’s lifetime if he or she has served for seven or more years or has otherwise vested in such benefits by virtue of the Merger or service with a predecessor airline or (ii) for five years if he or she has served for less than seven but more than two years. Non-employee directors will also be reimbursed for all reasonable out-of-pocket expenses incurred in connection with attendance at meetings upon submission of receipts.

In consideration for their services before and after the closing of the Merger, our non-employee directors (other than Mr. Horton) received 4,487 RSUs in January 2014. The award vested in full in January 2015 on the first anniversary of the grant date. Mr. Horton was awarded a stipend of $400,000 to compensate him for his service as the Chairman of the Board of Directors in addition to the compensation payable to non-employee directors generally. Some of our current directors are eligible to continue participation under certain legacy programs at US Airways Group, as described below.

US Airways Legacy Director Compensation Programs	Following the closing of the Merger, certain US Airways legacy director compensation programs continue to be in effect, including the America West Directors’ Charitable Contribution Program (the “Charitable Contribution Program”).

In 1994, America West established the Charitable Contribution Program under which all directors of America West were invited to participate. This program was discontinued for new directors following the merger between America West and US Airways in 2005. Under the Charitable Contribution Program, upon the death of a participant, America West (or its successor) is required to donate $1 million to one or more qualifying charitable organizations chosen by the participant. All participants serving as directors of America West at the time of the merger became vested in the Charitable Contribution Program, and the Charitable Contribution Program may not be terminated with respect to these individuals. The current directors who are participants in the Charitable Contribution Program are: Ms. O’Leary and Messrs. Hart, Kraemer, Parker and Schifter. The charitable contributions will be substantially funded by life insurance proceeds from policies maintained by us on the lives of the participants. Under the terms of the Charitable Contribution Program, America West was allowed to place joint life insurance on two directors. The life insurance policies currently in place under the Charitable Contribution Program are structured as joint policies on the lives of two directors and the insurance benefits are payable at the death of the last survivor. Individual directors derive no direct financial benefit from the Charitable Contribution Program because all insurance proceeds are to be paid by us, and all tax deductions for the charitable contributions accrue solely to us.

Stock Ownership Guidelines

We adopted stock ownership guidelines for our non-employee directors in January 2014. Non-employee directors are required to hold a number of shares of stock equal to the lesser of either (i) five times the director’s annual cash retainer or (ii) 15,000 shares of our Common Stock. Ownership is determined based on the combined value of the following director holdings: (a) shares owned outright or by immediate family members residing in the same household or in a trust for the benefit of the director or an immediate family member; (b) Common Stock, stock units or other stock equivalents obtained through the exercise of SARs/stock options or vesting of equity awards; (c) unvested equity awards granted under any equity and deferral plans; and (d) other stock or stock equivalent awards determined by the Corporate Governance and Nominating Committee. Non-employee directors have five years from the later of: (i) the date the guidelines were adopted and (ii) the date the individual became a director to comply with the stock ownership guidelines. Under the stock ownership guidelines, until a non-employee director has reached the minimum ownership guideline, such director may not sell or otherwise dispose of the shares of Common Stock acquired upon the exercise, vesting or settlement of any equity awards except to the extent such sales do not cumulatively exceed 50% of such shares.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Certain Relationships and Related Party Transactions	Other than compensation and other arrangements described under “Director Compensation,” “Executive Compensation” and as described below, since January 1, 2014, there was not, nor is there currently planned, any transaction or series of similar transactions to which we were or will be a party (a) in which the amount involved exceeded or will exceed $120,000, and (b) in which any director, nominee, executive officer, holder of more than 5% of Common Stock or any member of such person’s immediate family had or will have a direct or indirect material interest.

We have entered into indemnity agreements with our officers and directors that provide, among other things, that we will indemnify each such officer or director, under the circumstances and to the extent provided for in the indemnity agreements, for expenses, damages, judgments, fines and settlements he or she may be required to pay in actions or proceedings in which he or she is or may be made a party by reason of his or her position as a director, officer or other agent of the Company.

Policies and Procedures For Review and Approval of Related Person Transactions	We believe that business decisions and actions taken by our officers, directors and employees should be based on the best interests of the Company, and must not be motivated by personal considerations or relationships. We attempt to analyze all transactions in which we participate and in which a related person may have a direct or indirect material interest, both due to the potential for a conflict of interest and to determine whether disclosure of the transaction is required under applicable SEC rules and regulations. Related persons include any of our directors or executive officers, certain of our stockholders and immediate family members of any of the above persons. The Audit Committee is responsible for reviewing and approving all significant conflicts of interest and related party transactions in accordance with our Company policies.

A conflict of interest occurs when an individual’s private interest interferes, or appears to interfere, in any way with the interests of the Company. Our Codes of Ethics require our employees, including our principal executive officer, principal financial officer and principal accounting officer, and our directors who may have a potential or apparent conflict of interest to fully disclose all the relevant facts to either a personnel supervisor, the Chair of the Audit Committee or the Chief Compliance Officer, as applicable. Once a personnel supervisor, Chair of the Audit Committee or the Chief Compliance Officer receives notice of a conflict of interest, they will report the relevant facts to our internal auditors. The internal auditors will then consult with the Audit Committee and a determination will be made as to whether the activity is permissible. The full texts of our Codes of Ethics are available on our website at www.aa.com under the links “Corporate Information”—“Corporate Governance.”

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Audit Committee has reviewed and discussed with our management our audited consolidated financial statements for the fiscal year ended December 31, 2014 (the “Audited Financial Statements”).

The Audit Committee has discussed with KPMG, our independent registered public accounting firm, the matters required to be discussed with the Audit Committee under Public Company Accounting Oversight Board Auditing Standard No. 16.

The Audit Committee has received the written disclosures and the letter from KPMG regarding its independence as required by applicable requirements of the Public Company Accounting Oversight Board regarding KPMG’s communications with the Audit Committee concerning independence, has discussed with KPMG its independence and has considered the compatibility of the non-audit services provided by KPMG with respect to maintenance of that independence.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board of Directors has approved, that the Audited Financial Statements be included in our Annual Report on Form 10-K for the year ended December 31, 2014, for filing with the SEC.

Respectfully submitted,

Audit Committee

Matthew J. Hart (Chair)

John T. Cahill

Michael J. Embler

Alberto Ibargüen

This report of the Audit Committee is not deemed to be “soliciting material” or to be “filed” with the SEC or subject to the SEC’s proxy rules or the liabilities of Section 18 of the Exchange Act, and the report shall not be deemed to be incorporated by reference into any prior or subsequent filing by us under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act.

COMPENSATION DISCUSSION AND ANALYSIS

Overview	This section discusses the principles underlying our compensation policies for our “named executive officers” who for 2014 are:

•	W. Douglas Parker, our Chairman and Chief Executive Officer;
•	J. Scott Kirby, our President;
•	Derek J. Kerr, our Executive Vice President and Chief Financial Officer;
•	Robert D. Isom, Jr., our Executive Vice President and Chief Operating Officer; and
•	Stephen L. Johnson, our Executive Vice President—Corporate Affairs.

As described more fully below, our compensation strategy is designed to provide a total compensation package that will not only attract and retain high-caliber executive officers and employees, but one that will also align employee contributions with our corporate objectives and stockholders’ interests.

Executive Summary	Outstanding 2014 Results

Fiscal year 2014 was an outstanding year strategically and financially for us, and for our stockholders, customers and employees. In our first full year following the Merger, we achieved record financial results and significantly progressed the integration of the new American Airlines. As a result, during 2014, the price of our common stock increased more than 100%, we returned more than $1.1 billion to our stockholders through newly established dividend and stock repurchase programs and we announced a new $2 billion stock repurchase program in early 2015. These results would not have been possible without the efforts of our more than 100,000 employees. Highlights of our 2014 accomplishments include:

•	Strong demand throughout the year led to 2014 total operating revenues of $42.7 billion, up 5.6% versus 2013 on a combined basis and excluding special items. Full year consolidated Passenger Revenue per Available Seat Mile (PRASM) was 13.97 cents, up 2.2% versus 2013 on a combined basis.*
•	Excluding net special charges, our 2014 net profit was a record $4.2 billion, or $5.70 per diluted share. This represents a 115% improvement over our combined (AMR and US Airways Group) 2013 non-GAAP net profit excluding net special charges of $1.9 billion.*
•	Since the closing of the Merger, we have made significant progress in the integration of our airlines, bringing us closer to realizing the expected synergies of the Merger and assuring that customers reap the benefits of the combination of the American and US Airways networks. In 2014, we launched the world’s largest codeshare, moved US Airways into the oneworld alliance and the trans-Atlantic joint business with British Airways, Iberia and Finnair, and re-banked our Miami hub to improve connection opportunities for customers. In March 2015, we integrated the American Airlines AAdvantage® and US Airways Dividend Miles® frequent flier programs and re-banked

* For 2014, GAAP net profit was $2.9 billion, compared to 2013 GAAP net loss of $1.8 billion. AAG’s 2013 financial information includes the results of US Airways Group only for the period from the completion of the Merger on December 9, 2013 to December 31, 2013. The Company believes it is more meaningful to compare year-over-year results for AAG and US Airways Group excluding special charges and on a combined basis, which is a non-GAAP formulation. See Annex A for further explanation of this presentation, including a reconciliation of GAAP to non-GAAP financial information.

our Dallas-Fort Worth and Chicago O’Hare hubs, and in April 2015, the Federal Aviation Administration (“FAA”) granted us a single operating certificate (“SOC”).
•	In addition to introducing 132 new aircraft in 2014, we announced $2 billion in planned customer improvements, including new seats from nose to tail on several aircraft types and fully lie-flat seats on our long-haul international fleet; satellite-based Internet access, providing connectivity for international flights; a fresh and modern design for Admirals Club® lounges worldwide; onboard power on new aircraft; and improved and updated kiosks to expedite airport check-in.
•	We have made great strides on the labor front since the Merger by reaching eight new collective bargaining agreements including a new five-year joint collective bargaining agreement (“JCBA”) with the Association of Professional Flight Attendants for the airline’s combined 24,000 flight attendants, a new five-year JCBA with the Allied Pilots Association representing the carrier’s 15,000 pilots, and three 10-year agreements with the Air Line Pilots Association representing the 3,300 pilots at our wholly-owned subsidiaries PSA Airlines, Inc., Piedmont Airlines, Inc. and Envoy Aviation Group Inc.
•	As a result of those successes, since the closing of the Merger on December 9, 2013, our stock price increased 137.3% through December 31, 2014. Assuming all dividends were reinvested, our 2014 total shareholder return (“TSR”) was 113.5%.
•	The success of AMR’s restructuring was unprecedented. AMR emerged from its Chapter 11 proceedings in December 2013 with full recovery to its creditors. In addition, during the first 120 days after the Merger closed, former AMR stockholders received distributions representing approximately 40% of the outstanding stock of AAG, or approximately $11 billion in value for those stockholders. AMR’s stock price increased from $0.80 on January 1, 2013 to $11.39 immediately prior to the closing of the Merger, reflecting a TSR of over 1,300% and, as of December 31, 2014, AMR stockholders who retained their newly distributed AAG shares received an additional 113.5% return on those shares.
•	US Airways Group’s stock price performance was outstanding as well. Its stock price increased from $13.50 on January 1, 2013 to $22.55 at the closing of the Merger on December 9, 2013, reflecting a very strong TSR of 67%, and, when considering AAG’s stock performance for the December 9, 2013 to December 31, 2014 period, US Airways Group’s TSR for the one-, three- and five-year periods ending on December 31, 2014 was 113.5%, 955.7% and 1,003.5% respectively, representing increases in value to US Airways Group stockholders of approximately $5.7 billion, $10.2 billion and $10.4 billion.
•	In December 2014, we were added to the NASDAQ-100 Index, and in March 2015, we were added to the S&P 500 Index. The last time AMR was included in the S&P 500 was in 2003.
•

In 2014, we commenced a capital deployment program that paid total cash dividends of $144 million and returned $1 billion to our stockholders through stock repurchases. We repurchased a total of 23.4 million shares at an average price of $42.72 per share in 2014 and the $1 billion share repurchase program we announced in July 2014 was completed more than one year ahead of its scheduled expiration. In

January 2015, we announced a new $2 billion share repurchase program.
•	American was honored as the only airline to earn a perfect score in the Human Rights Campaign’s Corporate Equality Index every year since 2002 and recognized as one of the “2014 Best Companies for Diversity” by Hispanic Business Inc.

Competitive Compensation; Commitment to Pay-for-Performance

The target direct compensation provided to our named executive officers is competitive with that of the other large network airlines, except for our Chief Executive Officer. At his request, because many of our represented employees are not yet paid at the same rates as their peers at Delta and United, we set Mr. Parker’s 2014 total target direct compensation (consisting of base salary plus target variable cash and long-term equity incentives) at approximately 21% below the average for his peers at Delta and United (using 2012 proxy compensation data reported in 2013 for Delta and United).

In addition, 92% of Mr. Parker’s 2014 total target compensation was variable (pay elements other than fixed base pay) and dependent on Company results. For the other named executive officers, on average, approximately 87% of their 2014 total target compensation was comprised of variable pay. As a result, the compensation ultimately realized by our named executive officers will be significantly determined by our financial performance and the performance of our stock, and is therefore very closely aligned with the interests of our stockholders.

In April 2015, Mr. Parker requested and the Compensation Committee agreed to provide 100% of his direct compensation in the form of equity incentives, underscoring our commitment to paying for performance and further aligning his interests with that of our stockholders. Mr. Parker will no longer receive any base salary and will no longer participate in the Company’s 2015 Short-term Incentive Program. In addition, the majority of Mr. Parker’s 2015 target equity compensation is performance-based and will be earned, if at all, not earlier than the third anniversary of the grant date based on our relative three-year pre-tax income margin as compared to that of a pre-defined group of airlines. We believe relative pre-tax income margin is the most effective measure of our relative financial performance in the airline industry. Mr. Parker’s 2015 target equity incentive compensation captures the value of his forgone base salary, target cash incentive opportunity and 401(k) Company match and has been adjusted to account for the fact that the performance-based component of his equity compensation will be earned, if at all, not earlier than three-years following the grant date. Mr. Parker’s 2015 total target direct compensation continues to remain at a level significantly below his peers at Delta and United (using 2013 proxy compensation data reported in 2014 for Delta and United).

Key Performance Objectives

We design our annual and long-term incentives to include performance metrics that focus on profitability and operating efficiency while attaining our strategic and operational goals that will lead to stockholder value creation.

For 2014 and 2015, we have implemented an annual cash incentive program based on pre-established pre-tax income targets. We believe that pre-tax income is an effective way to capture cost management and revenue performance. For 2014, Mr. Parker’s short-term incentive target payment, set at 200% of base salary, was only payable if we earned $2.5 billion in pre-tax profit in 2014—far more than AMR and US Airways Group, combined, had ever earned in their history. For 2014, the Compensation

Committee also adopted an equity incentive program for our named executive officers that incorporated both performance- and time-vesting components, each weighted 50% by value, in order to further align management and stockholder interests. The performance-vesting component was tied to the issuance of a single operating certificate (SOC) by the FAA and achievement of at least $1 billion in net synergies with respect to the fiscal year 2015 or 2016. The issuance of an SOC is a major milestone, which we achieved in April 2015. With an SOC, the FAA recognizes that we can legally operate as a single airline. While it does not mean that our integration is complete and some of our operating policies and procedures will remain separate, the majority of our flight, maintenance and dispatch procedures will be identical for all flights that we operate. The $1 billion synergy goal would ensure that profitability would be improved by at least that amount and result in the two airlines’ strategies being reconciled, networks being combined, revenue policies and procedures being harmonized, and the achievement of headcount and other cost synergies. The time vesting component was back-end weighted, such that no time vested equity would vest on the first anniversary of grant, one-third would vest on the second anniversary and the remaining two-thirds would vest on the third anniversary.

Similar to Mr. Parker’s, the 2015 equity incentive program for our named executive officers continues to incorporate both performance- and time-vesting components, each weighted 50%. The performance-vesting component consists of RSUs that will be earned, if at all, not earlier than the third anniversary of the grant date based on our relative three-year pre-tax income margin as compared to that of a pre-defined group of airlines, with the amount of RSUs that vest varying between 50% and 200% of the shares depending on our relative performance. No shares will vest if threshold performance is not achieved. Relative pre-tax income margin maintains a focus on profitability and operating efficiency while our integration work continues. We believe it is an effective measure of relative financial performance in our industry.

Commitment to Good Compensation Governance

We have adopted compensation policies that are consistent with good governance standards. These include:

•	providing that executive officers are not entitled to guaranteed, non-performance-based bonuses;
•	providing that perquisites and other personal benefits are not a significant portion of an executive officer’s compensation and are consistent with customary senior executive benefits within the airline industry;
•	prohibiting our executive officers from hedging or pledging our stock;
•	implementing clawback provisions for all incentive compensation paid to our executive officers, including payouts under the cash incentive programs and all equity awards;
•	adopting meaningful stock ownership guidelines that further align our executive officers’ long-term interests with those of our stockholders; and
•	committing to not entering into new, or modifying existing, agreements with any executive officer that contain tax gross-up provisions with respect to payments triggered by Section 280G of the Code (“Section 280G”) upon a change in control.

Consistent with leading practices and our policy to do so annually, in 2015 we conducted a compensation risk assessment, discussed the process and results with outside counsel and the Compensation Committee’s compensation consultant, and reported to the Compensation Committee that, in management’s opinion, our compensation programs do not create excessive risk-taking incentives that could have a material adverse effect on us.

2014 Compensation Objectives and Programs	Following the Merger, we developed principles for a new executive compensation program which builds on many of the same principles as the prior programs at US Airways Group and AMR. However, the design of our go-forward compensation strategy for our executive team also takes into account the expanded scale and breadth of the newly merged company as well as the significant challenges we face over the next several years as we strive to integrate our workforces, technology, operating procedures, networks and fleet.

The philosophy underlying our overall executive compensation program is to provide an attractive, flexible and market-based total compensation program tied to performance and aligned with the interests of our stockholders. We intend for our compensation programs to motivate the management team to maximize stockholder value over time without creating unnecessary or excessive risk-taking that would have an adverse effect on stockholder value.

To continue to attract and retain high-caliber executive officers, we set total 2014 compensation levels for our named executive officers following review of compensation levels paid at companies with a comparable global presence, complexity, operations, revenue and market capitalization to us, including Delta and United.

Commitment to Pay-for-Performance

To tie our executive compensation programs to our measurable performance, we designed the 2014 total compensation package to be heavily weighted towards variable cash and long-term equity incentives. The pie charts below show the target mix of each element of the 2014 total compensation package for (i) our Chief Executive Officer and (ii) our other named executive officers.

As noted above, commencing May 2015, at his request, Mr. Parker’s direct compensation will be 100% in the form of equity incentives, with the majority of his 2015 target equity compensation tied to the achievement of relative three-year pre-tax income margin goals.

Stockholder Approval of 2014 Executive Compensation	At our 2014 annual meeting of stockholders, our stockholders voted, in a non-binding advisory vote, to approve the compensation of our named executive officers (with an approval representing over 98% of the shares represented in person or by proxy at the meeting and entitled to vote). Our Compensation Committee reviewed the result of the stockholders’ advisory vote on executive compensation and, in light of the approval by a substantial majority of stockholders, did not implement changes to the executive compensation programs as a result of the vote.

Role of the Compensation Committee in Compensation Decisions	The Compensation Committee administers the compensation program for all officers, including the named executive officers. The Compensation Committee is comprised of four independent directors, each of whom is a “non-employee director” under Rule 16b-3 of the Exchange Act and an “outside director” for purposes of Section 162(m) of the Code. The Compensation Committee’s overarching goal is to create executive compensation programs that align management and stockholder interests over the long-term and that allow us to recruit and retain a highly capable management team. The Compensation Committee considers management input on executive compensation programs but relies on its outside consultant, Towers Watson, for perspective and leading practice guidance. Towers Watson also provides leading practice data for the airline industry and Fortune 500 companies generally.

Some of the elements we consider when designing compensation policies include attrition, diversity, and executive development needs. Management also will from time to time bring matters to the attention of the Compensation Committee that might require alterations to compensation policies, especially when they have identified specific areas that require additional executive talent or unique executive skills that we may not currently have in place.

Use of Compensation Consultants

The Compensation Committee retained Towers Watson as its independent compensation consultant beginning in 2014. The Compensation Committee has sole authority with regard to the decision to retain Towers Watson and, while Towers Watson interacts with management from time to time in order to best coordinate with and deliver services to the Compensation Committee, Towers Watson ultimately reports directly to the Compensation Committee with respect to its executive compensation consulting advice. During 2014, Towers Watson also assisted our Corporate Governance and Nominating Committee in determining director compensation. Management also in 2014 engaged Towers Watson to perform other services for the Company that are not part of the executive compensation services provided to the Compensation Committee or the director compensation services provided to the Corporate Governance and Nominating Committee. For a description of these services and fee information, see the section entitled “Information About the Board of Directors and Corporate Governance—Committees” beginning on page 20. The Compensation Committee has assessed whether the services provided by Towers Watson raised any conflicts of interest pursuant to SEC and NASDAQ rules, and has concluded that no such conflicts of interest exist.

Executive Compensation Mix with an Emphasis on Performance-Based Pay	As described above, following the Merger, the Compensation Committee implemented an executive compensation structure that includes both fixed and performance-based pay. Specifically, our executive compensation structure consists of three core components which align management and shareholder interests:

•	a base salary paid in cash;
•	an annual incentive program paid in cash based on annual performance; and
•	a long-term equity incentive program in the form of RSUs that incorporate both performance- and time-vesting components.

The overarching goal is to align executive and stockholder interests, so the executive compensation programs emphasize pay for performance (such that compensation is paid only if we meet pre-determined performance targets) and equity-based compensation tied to our stock performance. For 2014, we sought to keep fixed compensation in the 10%-30% range for the named executive officers and more heavily weight variable or performance-based compensation. As noted above, commencing May 2015, at his request, Mr. Parker’s direct compensation will be 100% in the form of equity incentives, with the majority of his 2015 target equity compensation tied to the achievement of relative three-year pre-tax income margin goals.

Base Salary	Base salaries provide a secure, consistent amount of fixed compensation that focuses on rewarding an executive’s scope of responsibility, competence and performance. We used the salary structure at each of AMR and US Airways Group prior to the Merger as a starting point and considered the following:

•	the executive’s level of responsibility and experience;
•	the range of salaries for the particular level of the executive;
•	levels of market salaries among the general industry and the aviation industry; and
•	the evaluation of the executive’s performance over time.

For 2014, the base salaries for the named executive officers, all of whom came from US Airways Group, were increased to bring them in line with the salary levels provided to their legacy AMR peers and to reflect their larger and more complex responsibilities of a much larger organization. The new base salary levels for Messrs. Parker, Kirby, Isom, Kerr and Johnson were set at $700,000, $650,000, $600,000, $575,000 and $575,000, respectively. Importantly, and recognizing the broader frontline employee compensation relative to the other larger network carriers, Mr. Parker’s base salary was set at approximately 18% below the average for the other large network airlines (using 2012 proxy compensation data reported in 2013 for Delta and United). Commencing May 2015, at his request, Mr. Parker will no longer receive any base salary.

While we aim to establish competitive base salaries, our greater focus is on establishing a culture where creating value for our stockholders is always at the forefront of our leadership team’s decision-making. We believe that our reduced emphasis on fixed compensation, achieved through below-median base salaries combined with above-median target cash incentives and equity compensation, allows us to retain our management team and recruit from other network airlines and general industry, but also to establish a heavier weighting towards pay-for-performance components.

Annual Cash Incentive Program	The second core component of our overall compensation program is a short-term cash incentive program. Following the Merger, we implemented an annual cash incentive program based on pre-established adjusted pre-tax income targets. We believe that pre-tax income is an effective way to capture cost management and revenue performance. Annual incentives also serve as a retention tool as employees generally must remain employed through the payment date in order to receive payment of any potential annual incentive program awards.

For 2014, the named executive officers participated in the American Airlines Group Inc. 2014 Short-term Incentive Program (the “AAG 2014 STI”). Payouts under the AAG 2014 STI were tied to the achievement of pre-established adjusted pre-tax income goals (excluding special items, profit sharing and annual incentive programs and related payroll taxes and 401(k) company contributions). The threshold, target, and maximum performance levels for the financial metrics, as well as the corresponding annual incentive funding level were as follows:

	2014 Adjusted Pre-tax Income (in billions)		Funding Level (% of Target)
<Threshold	$	<$1.0	0%
Threshold		$1.0	50%
Target		$2.5	100%
Maximum		$4.0	200%

The target of $2.5 billion in pre-tax income was higher than AMR and US Airways Group, combined, had ever earned in their history. Any performance falling between threshold, target and maximum levels would result in an adjustment of funding level based on straight-line interpolation. Given the below-market base salaries, the target bonus opportunities for the named executive officers for 2014 were set at the levels shown below in order to bring the executives’ total cash compensation levels closer to market competitive levels.

Named Executive Officer	2014 Target Payout Level as a Percentage of Base Salary
W. Douglas Parker	200%
J. Scott Kirby	175%
Robert D. Isom, Jr.	125%
Derek J. Kerr	125%
Stephen L. Johnson	125%

Under the program, the Compensation Committee could, in its discretion, increase the amount of an award based on individual performance by up to 50% or decrease it to zero. The aggregate effect of the individual performance modifier for all participants, however, could not result in an increase to the aggregate program incentive amount. In addition, in no event could an individual payout exceed 200% of the applicable target opportunity.

In 2014, as a result of our significant increase in profitability as compared to 2013 and prior years, we achieved an adjusted pre-tax income of $4.4 billion, significantly higher than AMR and US Airways Group, combined, had ever earned in their history, and above the maximum level under the AAG 2014 STI. The following table shows the 2014 target goal, actual performance and funding level for the AAG 2014 STI.

Performance Goal	2014 Target Performance Goal (in billion)	Actual Performance (in billions)	Funding Level (% of target)
2014 Adjusted Pre-tax Income(a)	$2.5	$4.4	200%

(a)	Represents income before income taxes for the year ended December 31, 2014, excluding special items (as detailed in the Current Report on Form 8-K filed by AAG on January 27, 2015) and profit sharing and annual incentive programs and related payroll taxes and 401(k) company contributions.

Based on the funding level as described above, and subject to the discretion of the Compensation Committee, each named executive officer was entitled to and received the maximum bonus under the AAG 2014 STI.

The 2015 Short-term Incentive Program is substantially similar to the design used in 2014. As noted above, Mr. Parker is no longer a participant in the program.

Long-Term Equity Incentive Program	The third core component of our overall compensation program is a long-term equity incentive program that focuses our executives on our performance over time and further links the interests of recipients and stockholders. Stock-based awards, coupled with performance- and time-vesting requirements, provide an appropriate incentive to our executives to remain with the Company and meet the long-term goal of maximizing stockholder value.

The Compensation Committee determines the number of awards to be granted to an executive officer based upon the executive’s level of responsibility and job classification level and the results of compensation market analyses.

For 2014, the Compensation Committee approved grants of RSUs to each named executive officer that incorporate both performance- and time-vesting components, each weighted 50% by value, in order to further align management and stockholder interests. No time-vesting RSUs vest in 2015, one-third of the RSUs vest in April 2016 and two-thirds vest in April 2017, subject to each executive’s continued employment with the Company.

The performance-vesting component was tied to the issuance of a single operating certificate (SOC) by the FAA and our achievement of at least $1 billion in net synergies synergies with respect to the fiscal year 2015 or 2016. These objectives are significant milestones to the integration of American and US Airways and to our continuing financial success. Subject to each executive’s continued employment with the Company, the performance-vesting RSUs may partially or fully vest between April 22, 2016 and April 22, 2017, subject to and based on the timing of the achievement of each of the performance goals, as described more fully under “Grants of Plan-Based Awards in 2014.” Any unvested units are automatically forfeited on April 22, 2017.

In determining the size of the 2014 RSU grants to the named executive officers, the Compensation Committee reviewed, among other things, the long-term incentive compensation levels at other large network airlines. As described above, the 2014 total target direct compensation for Mr. Parker was set at a level approximately 21% below the average for the other large network airlines (using 2012 proxy compensation data reported in 2013 for Delta and United).

Please see the Grants of Plan-Based Awards table below for a description of the grants awarded to our named executive officers during 2014.

As noted above, commencing May 2015, at his request, Mr. Parker’s direct compensation will be 100% in the form of equity incentives, with the majority of his 2015 target equity compensation tied to the achievement of relative three-year pre-tax income margin goals. The 2015 equity program is described above in the section entitled “Executive Summary—Key Performance Objectives,” beginning on page 38.

The Compensation Committee has adopted an equity grant policy to standardize the timing, practices and procedures in granting equity awards. The policy provides that equity grants, other than new hire, promotion or special purpose grants, will be granted once per year at the second regularly scheduled meeting of the Compensation Committee or at an Equity Incentive Committee meeting (with respect to grants to non-executive employees) or at a special meeting held for this purpose as close in time to the regularly scheduled meeting as possible.

Legacy Long-Term Cash Incentive Program	The named executive officers also participate in the legacy US Airways Group cash-based long-term incentive performance program (the “LTIPP”). The LTIPP provides a cash incentive if US Airways Group (and for continuing cycles, AAG) achieves a minimum threshold ranking for relative TSR, over rolling three-year performance cycles. The relative performance is ranked over each three-year period against a pre-defined group of airlines. At the end of each performance cycle, the TSR, as calculated based on the price appreciation of the common stock of US Airways Group (and for continuing cycles, AAG) and the amount of any dividends paid during the performance cycle, is compared against the TSR of these airlines.

As of the effective time of the Merger, there were three open cycles under the LTIPP program (ending in 2013, 2014 and 2015). In the Merger, each share of US Airways Group common stock was converted on a one-for-one basis into a share of AAG Common Stock. Therefore, the performance of AAG Common Stock will be used to measure the US Airways Group TSR from December 9, 2013 and going forward until the final LTIPP cycle is completed in 2015.

For the cycle commencing on January 1, 2012 and ending on December 31, 2014, the compensation and human resources committee of US Airways Group established TSR rankings in comparison to the following publicly traded airlines: Alaska Airlines, Inc., AMR, Delta, Hawaiian Airlines, Inc., JetBlue Airways Corporation, Republic Airlines, Inc., Spirit Airlines, Inc., Southwest Airlines Co. and United. These companies were chosen because at that time they reflected reasonable choices for potential investor capital. The compensation and human resources committee of US Airways Group also set target payout levels for the 2012-2014 performance cycle, as shown in the chart below. US Airways Group’s TSR (and following the Merger, AAG’s TSR) for the cycle ended December 31, 2014 ranked second among the peer airlines, resulting in maximum payment, as shown below. Under the program, the average price of a peer group company’s stock that is canceled during the LTIPP cycle is typically reduced to zero, reflecting the stock’s total loss of value. However, in the case of AMR, the average AMR share price was adjusted for the cycle ending December 31, 2014 and will be adjusted for the cycle ending December 31, 2015 by applying conversion ratios to the average AAG Common Stock share price that reflect AMR shareholders’ receipt of certain distributions of AAG Common Stock in connection with the Merger.

	Payout as a % of Base Salary
TSR Relative Rank	CEO	President	EVP
1-2 of 10 (Maximum)	200%	200%	175%
3 of 10	175%	172%	150%
4 of 10	150%	143%	125%
5 of 10 (Target)	125%	115%	100%
6 of 10	90%	82%	72%
7 of 10 (Threshold)	54%	49%	43%
8-10 of 10	0%	0%	0%

In 2014, there was one other cycle continuing under the LTIPP which began January 1, 2013 and ends December 31, 2015. For this cycle, US Airways Group’s TSR (and following the Merger, AAG’s TSR) will be compared to the same nine airlines and provides for the same payouts as a percentage of base salary as the cycle ended December 31, 2014.

Although the named executive officers are generally required to remain employed through the payment date in order to receive payment of an LTIPP, there are exceptions for termination of employment due to retirement, death, or disability, as described under the section entitled “Executive Compensation—Potential Payments upon Termination or Change in Control” beginning on page 60.

Change in Control Benefits

We consider change in control and severance benefits to be essential to fulfilling our objective of attracting and retaining key managerial talent. Under the terms of the Merger Agreement, we assumed the employment agreement Mr. Parker entered into with US Airways Group and the executive change in control agreements of the other named executive officers, each of which was entered into with US Airways Group prior to 2010 and provides for severance payments upon qualifying terminations. These agreements reinforce and encourage their continued attention and dedication to their assigned duties without the distraction arising from the possibility of a change in control, and allow and encourage them to focus their attention on obtaining the best possible outcome for stockholders without being influenced by their personal concerns regarding the possible impact of various transactions on the security of their jobs and benefits. Under the agreements, in the event of a change in control or a qualifying termination, the named executive officers may be entitled to receive a multiple of their salary, equity award acceleration, lifetime flight privileges and certain other benefits. In addition to providing severance benefits to any participant who incurs a termination of employment following a change in control, Mr. Parker’s agreement provides for severance benefits in the event of termination other than for misconduct or termination by Mr. Parker for good reason under circumstances not involving a change in control. These severance benefits are more fully described in the section entitled “Executive Compensation—Potential Payments upon Termination or Change in Control” beginning on page 60.

Under our named executive officers’ pre-existing severance and equity award agreements, as a result of the Merger, each named executive officer would have been entitled to the full vesting of each outstanding equity award held by the executive. However, in order to facilitate the Merger and obtain the support of the Official Committee of Unsecured Creditors of the Debtors for the Bankruptcy Plan, each executive waived his or her right to accelerate vesting at the closing of the Merger. In addition, under the severance agreements, each executive would have been entitled to severance and the full vesting of equity awards if he or she resigned based upon changes to his or her position made as a result of the Merger during a specified period of time following the Merger. In exchange for eligibility to receive an award of RSUs under a one-time retention program we implemented at the time of the Merger in 2013, each named executive officer waived his or her right to resign and receive those termination benefits based on the changes to his or her position made as a result of the Merger.

Other Benefits and Perquisites	We maintain broad-based employee benefit plans in which all employees, including the named executive officers, participate, such as group life and health insurance plans and a 401(k) plan. These benefits are provided as part of the basic conditions of employment that we offer to other U.S.-based employees.

Continuing Enhanced Benefits

We continue to provide certain enhanced benefits to our named executive officers. These benefits and perquisites provide convenience and support services that allow our executives to more fully focus attention on carrying out their responsibilities to our stockholders. These benefits and perquisites are common in the airline industry and consequently are necessary for us to be competitive in recruiting and retaining talented executives. The incremental cost to us of providing these benefits is not material.

In connection with the Merger, under our relocation policy we provide relocation benefits to US Airways Group employees who are relocating to our headquarters in Fort Worth, Texas, including the named executive officers. The relocation benefits provided to the named executive officers include payment of home sale closing costs, home purchase closing costs, temporary housing or housing allowance, the transportation of household goods and automobiles and payment of the income tax liabilities related to these benefits. Any employee who resigns within 12 months is required to repay us for such expenses, with pro-rated repayment for any resignation between 13 and 24 months.

Following standard airline industry practice, we provide certain flight privileges to our employees. Free flights on our airlines are available to all employees, and “positive space” flight privileges are provided to the named executive officers. We believe that providing such flight privileges for the named executive officers is consistent with airline industry practice and that competitive flight privileges are needed for the recruitment and retention of the most senior employees. By providing positive space flight privileges without tax consequences to our executives, we are able to offer a unique and highly-valued benefit at a low cost. This benefit also encourages executives to travel on the airline frequently, and while doing so, meet and listen to employees, solicit feedback from employees and customers, audit aircraft and facility appearance and quality, and monitor operational performance throughout the domestic and international route system. In addition, as in prior years, we cover the income tax liabilities of our named executive officers related to those flight privileges.

The positive space flight privileges provided to the named executive officers include unlimited reserved travel in any class of service for the executive and his or her immediate family, including eligible dependent children, for personal purposes. The executive officer and his or her immediate family, including eligible dependent children, also have access to our Admirals Club® travel lounges at various airports. The executives are also eligible for 12 free round-trip passes or 24 free one-way passes each year for reserved travel for non-eligible family members and friends, and we cover the income tax liability related to these flight privileges. The named executive officers are required to pay any international fees and taxes, if applicable.

We also offer our named executive officers perquisites in the form of financial advisory services and executive physicals. We will reimburse up to $4,500 annually for their personal tax planning, estate planning and retirement planning services from a certified financial planner, certified public accountant, or attorney. We will also pay the full cost of their annual physicals and additional diagnostic tests recommended by the provider.

As required under Mr. Parker’s employment agreement, during 2014, we reimbursed monthly dues and assessments for a club membership. At his request, going forward, we will no longer reimburse Mr. Parker for any club membership dues. Mr. Parker is a participant in the Charitable Contribution Program, under which US Airways Group paid annual premiums on a joint life insurance policy. Under the program established by America West in 1994, a $1 million death benefit will be donated to one or more qualifying charitable organizations chosen by Mr. Parker. For a more detailed description of the charitable contribution program, see the narrative above under the Director Compensation table. Our named executive officers also received certain enhanced life insurance and long-term disability benefits and, with respect to three of our named executive officers with grandfathered benefits, cash payments to cover their income tax liabilities associated with taxable life insurance benefits.

For additional information on any individual benefits provided to the named executive officers on an individual basis, see the section entitled “Executive Compensation—Summary Compensation Table” beginning on page 53 and the section entitled “Executive Compensation—Employment and Other Executive Agreements” beginning on page 60.

Continuing Focus on Leading Practices	Stock Ownership Guidelines

We have implemented stock ownership guidelines for our executive officers. Executives are required to hold a number of shares of stock equal to the lesser of either (i) a fixed number of shares or (ii) a number of shares with a total value equal to a designated multiple of their base salary, as provided in the table below. Ownership is determined based on the combined value of the following executive holdings: (a) shares owned outright or by immediate family members residing in the same household or in a trust for the benefit of the executive or an immediate family member; (b) Common Stock, stock units or other stock equivalents obtained through the exercise of SARs/stock options or vesting of equity awards; (c) unvested equity awards granted under any equity and deferral plans; and (d) other stock or stock equivalent awards determined by the Corporate Governance and Nominating Committee. Executives have five years from the later of the effective time of the Merger or the time of hire to comply with the ownership guidelines. Under the guidelines, until an executive has reached the minimum ownership guideline, such executive may not sell or otherwise dispose of shares of Common Stock acquired upon the exercise, vesting or settlement of any equity awards granted by us except to the extent such sales do not cumulatively exceed 50% of such shares. Each of our executive officers are currently in compliance with the minimum ownership guidelines.

Stock Ownership Guidelines

Position/Levels	Multiple of Base Salary		Fixed Shares
Chief Executive Officer	$4,305,000	(a)	116,667
President	3x		54,167
Chief Operating Officer	3x		50,000
Executive Vice President	3x		47,917

(a)	With respect to Mr. Parker, the multiple of base salary was set at a level equal to six times his base salary in effect immediately prior to May 1, 2015, because subsequent to such time, Mr. Parker will no longer receive any base salary.

Clawback Policy

We have adopted a clawback policy that applies to all executive officers and covers all compensation under the cash incentive programs and all equity awards. The policy applies in the event our financial statements are restated as a result of material non-compliance with financial reporting rules and provides the Board of Directors with broad discretion as to what actions may be taken based on circumstances leading to the restatement, including recovery of incentive-based compensation received by an executive officer during the three-year period preceding the restatement in excess of what the executive officer would have been paid under the restatement. The Compensation Committee is monitoring regulatory developments with respect to compensation recoupment policies and will recommend to the Board of Directors any changes to the current policy that are necessary or appropriate in light of guidance issued by the SEC.

Prohibition on Hedging and Pledging

Our insider trading policy prohibits our executive officers and directors from hedging the economic risk of security ownership. In addition, our executive officers and directors are prohibited from pledging Company securities to secure margin or other loans.

Section 280G Policy

Consistent with prior policy at AMR and US Airways Group, we have committed to not enter into new, or modify existing, agreements with any executive officer that contain tax gross-up provisions with respect to payments triggered by Section 280G upon a change in control.

Tax Considerations

Section 162(m) of the Code generally disallows a tax deduction to public companies for compensation in excess of $1 million paid to the Chief Executive Officer or the next three most highly compensated executive officers (other than the Chief Financial

Officer). Performance-based compensation arrangements may qualify for an exemption from the deduction limit if they satisfy various requirements under Section 162(m) of the Code. The Compensation Committee considers the impact of this rule when developing and implementing executive compensation programs and may attempt to structure the programs to comply with these requirements. However, the Compensation Committee believes that it is important to preserve flexibility in designing compensation programs and has adopted, and may continue to adopt, compensation components that do not meet the requirements for an exemption from Section 162(m) of the Code. The Compensation Committee also considers the manner in which compensation is treated for accounting purposes when developing and implementing executive compensation programs.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this Proxy Statement. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and our Annual Report on Form 10-K for the year ended December 31, 2014.

Respectfully submitted,

Compensation Committee

Richard C. Kraemer (Chair)

James F. Albaugh

Jeffrey D. Benjamin

Alberto Ibargüen

This report of the Compensation Committee is not deemed to be “soliciting material” or to be “filed” with the SEC or subject to the SEC’s proxy rules or the liabilities of Section 18 of the Exchange Act, and the report shall not be deemed to be incorporated by reference into any prior or subsequent filing by us under the Securities Act or the Exchange Act.

EXECUTIVE OFFICERS

The following table lists AAG’s executive officers as of April 22, 2015, including their ages and principal occupations.

Name	Age	Title
W. Douglas Parker	53	Chief Executive Officer of AAG, American and US Airways Group
J. Scott Kirby	47	President
Elise R. Eberwein	49	Executive Vice President—People and Communications
Robert D. Isom, Jr.	51	Chief Operating Officer and Chief Executive Officer of US Airways
Stephen L. Johnson	58	Executive Vice President—Corporate Affairs
Derek J. Kerr	50	Executive Vice President and Chief Financial Officer

Below is certain information as of April 22, 2015, regarding our executive officers other than W. Douglas Parker. For similar information regarding Mr. Parker as of April 22, 2015, see the section entitled “Proposal 1: Election of Directors” beginning on page 6.

J. Scott Kirby	Scott Kirby is President of AAG and American, positions he has held since December 2013. He also serves on the board of directors of American, a position he has held since June 2014. Previously, Mr. Kirby served as President of US Airways. Prior to being named President of US Airways in 2006, Mr. Kirby was US Airways’ Executive Vice President—Sales and Marketing, a position he held at America West prior to the two carriers’ 2005 merger. He joined America West in 1995 as Senior Director, Scheduling and Planning, and was promoted to Vice President, Planning, in 1997. Mr. Kirby was named Vice President, Revenue Management, in 1998 and Senior Vice President, e-business, in early 2000. Prior to joining America West, Mr. Kirby worked for American Airlines Decision Technologies (“AADT”), a subsidiary of AMR, and worked at the Pentagon prior to AADT.

Elise R. Eberwein	Elise Eberwein is Executive Vice President—People and Communications for AAG and American, positions she has held since December 2013. Previously, Ms. Eberwein served as Executive Vice President—People, Communications and Public Affairs for US Airways, her role since 2009. Ms. Eberwein has 28 years of industry experience and joined America West in 2003 as Vice President, Corporate Communications, from Denver-based Frontier Airlines. She began her career as a flight attendant for TWA and held a variety of positions at that airline in operations, marketing and communications.

Robert D. Isom, Jr.	Robert Isom is Executive Vice President and Chief Operating Officer for AAG and American and Chief Executive Officer of US Airways, positions he has held since December 2013. Previously, Mr. Isom served as Executive Vice President and Chief Operating Officer at US Airways, his role since 2007. Prior to joining US Airways, Mr. Isom served as Chief Restructuring Officer for GMAC, LLC. Before that, he was Senior Vice President, Ground Operations and Airport Customer Service, for Northwest Airlines. Mr. Isom also served as Vice President, International, and Vice President, Finance, for Northwest Airlines. Between 1995 and 2000, he was with America West and held executive roles in revenue management, operations and finance. Mr. Isom started his career at The Procter & Gamble Company.

Stephen L. Johnson

Stephen Johnson is Executive Vice President—Corporate Affairs for AAG and American, positions he has held since December 2013. He also serves on the board of directors of American, a position he has held since December 2013. Previously, Mr. Johnson served as Executive Vice President—Corporate and Government Affairs for US Airways, his role since 2009. From 2003 to 2009, Mr. Johnson was a partner at Indigo Partners LLC, a private equity firm specializing in acquisitions and strategic investments in the airline, air finance and aerospace industries. Between 1995 and 2003,

Mr. Johnson held a variety of positions with America West prior to its merger with US Airways Group, including Executive Vice President—Corporate. Prior to joining America West, Mr. Johnson served as Senior Vice President and General Counsel at GPA Group plc. He was also an attorney at Seattle-based law firm Bogle & Gates, where he specialized in corporate and aircraft finance and taxation.

Derek J. Kerr	Derek J. Kerr is Chief Financial Officer for AAG and American, positions he has held since December 2013. Previously, Mr. Kerr served as Executive Vice President and Chief Financial Officer for US Airways, a role that he began in 2009. Prior to that, he was Senior Vice President and Chief Financial Officer of AWA, a role he began in 2002. He joined America West in 1996 as senior director, planning, and was promoted to Vice President, Financial Planning and Analysis, in 1998. In 2002, Mr. Kerr was promoted to Senior Vice President, Finance, adding responsibility for purchasing and fuel administration. Prior to joining America West, Mr. Kerr served in various financial planning and analysis positions with Northwest Airlines. Previously, Mr. Kerr was a flight test coordinator/control engineer with Northrop Corporation’s B-2 Division.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table provides compensation earned by our named executive officers in the years ended December 31, 2014 and 2013. Each of the named executive officers commenced employment with AAG in December 2013, effective upon the closing of the Merger.

Name and Principal Position	Year	Salary ($) (a)	Bonus ($)	Stock Awards ($) (b)	Option Awards ($) (c)	Non-Equity Incentive Plan Compensation ($) (d)	Change in Pension Value and Non- Qualified Deferred Compensation Earnings ($)	All Other Compensation ($) (e)	Total ($)
W. Douglas Parker	2014	687,884	0	7,000,000	0	4,200,000	0	414,092	12,301,976
Chairman and Chief Executive Officer	2013	42,308	0	15,415,270	0	2,200,000	0	3,552	17,661,130
Derek J. Kerr	2014	563,860	0	2,500,000	0	2,443,750	0	122,156	5,629,766
Executive Vice President and Chief Financial Officer	2013	33,622	0	6,606,551	0	1,639,091	0	564	8,279,828
J. Scott Kirby	2014	642,512	0	4,500,000	0	3,575,000	0	62,273	8,779,785
President	2013	42,868	0	11,010,911	0	2,229,164	0	620	13,283,563
Robert D. Isom, Jr.	2014	591,254	0	3,000,000	0	2,550,000	0	130,332	6,271,586
Executive Vice President and Chief Operating Officer	2013	37,826	0	7,707,623	0	1,843,976	0	1,504	9,590,929
Stephen L. Johnson	2014	566,067	0	2,500,000	0	2,443,750	0	174,655	5,684,472
Executive Vice President Corporate Affairs	2013	35,724	0	6,606,551	0	1,741,534	0	200	8,384,009

(a)	Amounts represent base salary payments paid by us to each named executive officer. For 2013, amounts represent base salary payments paid by us to each named executive officer following the closing of the Merger on December 9, 2013.

(b)	Amounts in this column represent the aggregate grant date fair value, as calculated in accordance with ASC Topic 718, of RSUs granted by us during 2014 and 2013 to the named executive officers. The grant date fair value, as calculated in accordance with ASC Topic 718, of RSUs is equal to the number of shares underlying the RSUs multiplied by the closing price of our Common Stock on the date of grant. See also Note 18 to our consolidated financial statements in our 2014 Annual Report on Form 10-K. With respect to the performance-based RSU awards, the grant date fair value is calculated based on the probable outcome of the performance condition, which also represents the aggregate maximum fair value assuming the highest level of achievement of the performance conditions. For 2013, the amounts include the grant date fair value, as calculated in accordance with ASC Topic 718, of the one-time retention RSU awards granted in December 2013 in connection with the Merger.

(c)	We did not grant any options or SARs in 2014 or 2013.

(d)	For 2014, amounts represent payments under the AAG 2014 Short-term Incentive Program and the legacy US Airways Group 2012-2014 LTIPP. For additional information on the payouts under these cash incentive programs, see the sections entitled “Compensation Discussion and Analysis—Annual Cash Incentive Program” beginning on page 42.

(e)	The following table provides the amounts of other compensation, including perquisites, paid to, or on behalf of, named executive officers during 2014 included in the “All Other Compensation” column. Perquisites and other personal benefits are valued on the basis of the aggregate incremental cost to the Company.

	W. Douglas Parker		Derek J. Kerr	J. Scott Kirby	Robert D. Isom, Jr.	Stephen L. Johnson
Flight Privileges (a)	$26,009		$9,356	$12,364	$20,020	$20,944
Life Insurance and Long-Term Disability Premiums (b)	11,729		4,219	4,196	2,519	2,519
Medical Examinations	0		2,292	0	7,049	0
Financial Advisory Services	0		4,500	3,400	4,500	4,500
Reimbursement of Club Membership Dues	4,380	(c)	0	0	0	0
Relocation (d)	215,862		54,119	31,988	42,742	74,207
Gross-Up Payments (e)	148,312		39,870	2,525	45,702	64,685
401(k)	7,800		7,800	7,800	7,800	7,800

(a)	Amounts represent flight privileges provided to named executive officers for unlimited, top-priority reserved travel in any class of service, for the executive and his immediate family, and up to 12 round-trip or 24 one-way passes for non-eligible family members and friends. Amounts for Messrs. Parker, Isom and Johnson represent the actual value of travel utilized by those named executive officers and their respective eligible dependents during 2014. Amounts for Messrs. Kerr and Kirby represent the 2014 annuitized value of their lifetime flight benefits.

(b)	The amounts represent the premiums as follows: (i) premium payments with respect to group term life insurance, accidental death and dismemberment, and long-term disability, (ii) with respect to Messrs. Parker, Kirby and Kerr, premium payments made in excess of the amount of company-paid premiums for employees generally with respect to coverage of the named executive officer under a life insurance policy and (iii) with respect to Mr. Parker only, the portion of the premiums paid attributable to Mr. Parker for a life insurance policy under the America West Directors’ Charitable Contribution Program.

(c)	At his request, we will no longer reimburse Mr. Parker for any club membership dues.

(d)	For 2014, Mr. Parker’s relocation benefits consisted of: home sale and purchase closing costs $142,759; temporary living costs $27,000; transportation of household goods and automobiles $38,603; and other miscellaneous expenses $7,500, Mr. Kerr’s relocation benefits consisted of: temporary living costs $49,509; home purchase closing costs $2,518; and transportation of automobiles $2,092, Mr. Kirby’s relocation benefits consisted of: transportation of household goods and automobiles $22,240; and other miscellaneous expenses $9,748, Mr. Isom’s relocation benefits consisted of: temporary living costs $40,916; and transportation of automobiles $1,826, and Mr. Johnson’s relocation benefits consisted of: home sale and purchase closing costs $30,000; temporary living costs $27,000; and other miscellaneous expenses $17,207.

(e)	Amount represents tax gross-up payments with respect to flight privileges, life insurance and relocation benefits.

Grants of Plan-Based Awards in 2014

The following table provides information regarding grants of plan-based awards made to our named executive officers during the year ended December 31, 2014.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (a)			Estimated Future Payouts Under Equity Incentive Plan Awards (b)			All Other Stock Awards: Number of Shares of Stock or Units (#) (c)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($) (d)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
W. Douglas Parker		700,000	1,400,000	2,800,000
	4/22/2014				N/A	96,792	96,792				3,500,000
	4/22/2014							96,792			3,500,000
Derek J. Kerr		359,375	718,750	1,437,500
	4/22/2014				N/A	34,569	34,569				1,250,000
	4/22/2014							34,568			1,250,000
J. Scott Kirby		568,750	1,137,500	2,275,000
	4/22/2014				N/A	62,224	62,224				2,250,000
	4/22/2014							62,223			2,250,000
Robert D. Isom, Jr.		375,000	750,000	1,500,000
	4/22/2014				N/A	41,483	41,483				1,500,000
	4/22/2014							41,482			1,500,000
Stephen L. Johnson		359,375	718,750	1,437,500
	4/22/2014				N/A	34,569	34,569				1,250,000
	4/22/2014							34,568			1,250,000

(a)	Reflects potential payouts under the AAG 2014 Short-term Incentive Program. For each named executive officer, total payments for 2014 were 200% of his target bonus opportunity. See the “Summary Compensation Table” on page 53.

(b)	Represents 50% of each named executive officer’s 2014 RSU awards that vest, subject to the executive’s continued employment, based on the achievement of the following performance goals: (i) the issuance of an SOC and (ii) the determination of the Board of Directors or the Compensation Committee that the Company has achieved $1 billion in net synergies with respect to the fiscal year 2015 or 2016. The award will vest as follows: (i) in the event both performance goals are achieved by April 22, 2016 or one performance goal is achieved by April 22, 2016 and the other performance goal is achieved after April 22, 2016 but prior to April 22, 2017, the award shall vest with respect to one-third of the shares on April 22, 2016 and with respect to two-thirds of the shares on April 22, 2017; (ii) in the event both performance goals are achieved after April 22, 2016 but prior to April 22, 2017, the award shall vest with respect to 100% of the shares on April 22, 2017; (iii) in the event one performance goal is achieved by April 22, 2016 and the other performance goal is not achieved by April 22, 2017, the award shall vest with respect to one-third of the shares on April 22, 2016 and with respect to one-sixth of the shares on April 22, 2017; and (iv) in the event one performance goal is achieved after April 22, 2016 but prior April 22, 2017 and the other performance goal is not achieved by April 22, 2017, the award shall vest with respect to 50% of the shares on April 22, 2017. Any unvested units will automatically be forfeited on April 22, 2017.

(c)	Represents 50% of each named executive officer’s 2014 RSU awards that vest, subject to the executive’s continued employment, with respect to one-third of the shares on April 22, 2016 and with respect to two-thirds of the shares on April 22, 2017.

(d)	For a description of the assumptions made to arrive at these amounts, please see Note 18 to our consolidated financial statements in our 2014 Annual Report on Form 10-K.

Outstanding Equity Awards at 2014 Fiscal Year-End

The following table provides information regarding all outstanding equity awards held by each of our named executive officers as of December 31, 2014.

Name	Option/Stock Appreciation Awards				Stock Awards
	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) (h)	IAP Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#)	IAP Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested ($) (h)
W. Douglas Parker	196,499	98,249(a)	7.62	4/11/2019	96,792(b)	5,190,955	96,792(f)	5,190,955
	240,536	0	8.14	4/20/2018	313,318(c)	16,803,244	313,319(g)	16,803,298
	231,060	0	7.42	4/14/2017	113,814(d)	6,103,845
	849,000	0	3.10	4/8/2016	58,924(e)	3,160,094
	275,000	0	6.70	8/5/2015
	196,820	0	8.84	4/9/2018
	90,000	0	45.01	4/11/2017
	120,000	0	38.44	4/19/2016
Derek J. Kerr	78,191	39,096(a)	7.62	4/11/2019	34,568(b)	1,853,882	34,569(f)	1,853,935
	95,714	0	8.14	4/20/2018	134,279(c)	7,201,383	134,280(g)	7,201,436
	119,200	0	7.42	4/14/2017	45,289(d)	2,428,849
	12,500	0	45.01	4/11/2017	23,447(e)	1,257,463
	12,500	0	38.44	4/19/2016
J. Scott Kirby	137,564	68,782(a)	7.62	4/11/2019	62,223(b)	3,337,019	62,224(f)	3,337,073
	56,131	0	8.14	4/20/2018	223,799(c)	12,002,340	223,799(g)	12,002,340
	70,881	0	8.84	4/9/2018	79,678(d)	4,273,131
	31,500	0	45.01	4/11/2017	41,251(e)	2,212,291
	37,500	0	46.11	10/2/2016
	18,000	0	38.44	4/19/2016
	82,500	0	19.30	9/27/2015
Robert D. Isom, Jr.	78,191	39,096(a)	7.62	4/11/2019	41,482(b)	2,224,680	41,483(f)	2,224,733
	95,714	0	8.14	4/20/2018	156,659(c)	8,401,622	156,659(g)	8,401,622
	101,630	0	8.84	4/9/2018	45,289(d)	2,428,849
	70,000	0	31.14	9/6/2017	23,447(e)	1,257,463
Stephen L. Johnson	78,191	39,096(a)	7.62	4/11/2019	34,568(b)	1,853,882	34,569(f)	1,853,935
	95,714	0	8.14	4/20/2018	134,279(c)	7,201,383	134,280(g)	7,201,436
	119,200	0	7.42	4/14/2017	45,289(d)	2,428,849
	75,000	0	3.10	4/8/2016	23,447(e)	1,257,463

(a)	Represents SARs that vested 100% on April 11, 2015.

(b)	Represents RSUs that will vest, subject to the executive’s continued employment, with respect to one-third of the unvested shares on April 22, 2016 and with respect to two-thirds of the shares on April 22, 2017.

(c)	Represents RSUs that will vest, subject to the executive’s continued employment, on December 16, 2015.

(d)	One-half of the unvested shares vested on April 10, 2015 and one-half will vest on April 10, 2016.

(e)	Represents RSUs that vested 100% on April 11, 2015.

(f)

Represents RSUs that vest, subject to the executive’s continued employment, based on the achievement of the following performance goals (i) the issuance of an SOC and (ii) the determination of the Board of Directors or the Compensation Committee that the Company has achieved $1 billion in net synergies with respect to the fiscal year 2015 or 2016. The award will vest as follows: (i) in the event both performance goals are achieved by April 22, 2016 or one performance goal is achieved by April 22, 2016 and the other performance goal is achieved after April 22, 2016 but prior to April 22,

2017, the award shall vest with respect to one-third of the shares on April 22, 2016 and with respect to two-thirds of the shares on April 22, 2017; (ii) in the event both performance goals are achieved after April 22, 2016 but prior to April 22, 2017, the award shall vest with respect to 100% of the shares on April 22, 2017; (iii) in the event one performance goal is achieved by April 22, 2016 and the other performance goal is not achieved by April 22, 2017, the award shall vest with respect to one-third of the shares on April 22, 2016 and with respect to one-sixth of the shares on April 22, 2017; and (iv) in the event one performance goal is achieved after April 22, 2016 but prior April 22, 2017 and the other performance goal is not achieved by April 22, 2017, the award shall vest with respect to 50% of the shares on April 22, 2017. Any unvested units will automatically be forfeited on April 22, 2017.

(g)	Represents RSUs that vest, subject to the executive’s continued employment, with respect to (i) half of the shares on the earlier to occur of (a) December 16, 2015, subject to the issuance of an SOC prior to or on that date or (b) the date on which the Company is issued an SOC, provided that such date is prior to or on December 9, 2016; and (ii) with respect to half of the shares on the date the Board of Directors or Compensation Committee determines that the Company has achieved at least $1 billion in net synergies with respect to fiscal year 2015 or 2016.

(h)	The market value of RSUs was calculated by multiplying $53.63, the closing price of a share of Common Stock on December 31, 2014, by the number of unvested RSUs outstanding under the award.

Options Exercised and Stock Vested

The following table provides information regarding all exercises of stock options or SARs and the vesting of RSUs held by the named executive officers during the year ended December 31, 2014.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (a)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (b)
W. Douglas Parker	505,375	6,673,552	171,957	5,979,663
Derek J. Kerr	445,540	13,100,954	68,425	2,379,423
J. Scott Kirby	592,584	16,789,961	120,383	4,186,220
Robert D. Isom, Jr.	555,055	17,049,175	68,425	2,379,423
Stephen L. Johnson	375,000	12,114,250	68,425	2,379,423

(a)	Represents the market price at the time of exercise of stock options and SARs, net of the exercise price.

(b)	Represents the vesting date closing market price of a share of our Common Stock multiplied by the number of shares that vested.

Pension Benefits and Nonqualified Deferred Compensation

None of our named executive officers participated in any pension or nonqualified deferred compensation plans during 2014.

Employment and Other Executive Agreements

Upon the closing of the Merger, we assumed certain agreements entered into between US Airways Group and our named executive officers, as described below.

Employment Agreement with W. Douglas Parker	We are party to an Amended and Restated Employment Agreement with Mr. Parker dated November 28, 2007 (the “Parker Agreement”). The Parker Agreement continued through December 31, 2014, and automatically extends for successive one-year periods unless either party provides 15 months’ prior written notice that the term will not be extended.

Mr. Parker is entitled to the following under the Parker Agreement:

•	A minimum annual cash base salary in the amount of $700,000 or such higher amount as determined by the Compensation Committee.
•	An annual cash incentive award based on a target of at least 80% of his base salary and a maximum of at least 160% of his base salary. For 2014, Mr. Parker’s annual incentive program target was 200% of his base salary and his maximum opportunity was 400% of his base salary.
•	Participation in our LTIPP.
•	Eligibility to receive equity-based incentive awards appropriate for his status as our most senior executive officer.
•	A $2 million term life insurance policy.
•	Membership fees and dues for up to two clubs that Mr. Parker may choose to join (Mr. Parker has joined only one club) and reimbursement of tax and financial planning assistance. As his request, we will no longer reimburse Mr. Parker for his club membership.
•	Participation in various employee benefit plans or programs provided to senior executives.
•	Positive space flight privileges for Mr. Parker, his wife and eligible dependents.

The Parker Agreement also provides for certain change in control and severance benefits, as described more fully below.

Commencing May 2015, at his request, 100% of Mr. Parker’s direct compensation will be in the form of equity incentives. Mr. Parker has agreed to no longer receive any base salary and will no longer participate in the Company’s 2015 Short-term Incentive Program, the value of which has been captured in Mr. Parker’s 2015 target equity incentive compensation.

Potential Payments Upon Termination or Change in Control	This section describes payments that would be made to our named executive officers upon a change in control or following a qualifying termination of employment. The narrative and table below describe specific benefits to which each named executive officer is entitled under, as applicable, the Parker Agreement, the executive change in control agreement, and general plans that may apply to any executive officer participating in those plans, along with estimated amounts of benefits assuming termination and/or a change in control as of December 31, 2014.

Parker Agreement

Termination for Good Reason, without Misconduct, or following a Change in Control. The Parker Agreement provides that if Mr. Parker terminates his employment for good reason, if we terminate Mr. Parker’s employment for any reason other than misconduct, or if Mr. Parker terminates his employment for any reason within 24 months after a change in control, then Mr. Parker will be entitled to receive the following, subject to the signing of a general waiver and release of claims:

•	a severance payment equal to 200% of the sum of Mr. Parker’s annual base salary plus the greater of (i) the average of his annual cash incentive award for the three calendar years before the termination and (ii) the target annual cash incentive award for the year of termination;
•	accelerated vesting of all stock and other awards held by Mr. Parker pursuant to equity incentive compensation plans, which awards will remain exercisable for a period of 36 months or such longer period as provided by the terms of any specific award, but in no event will the exercise period extend beyond the earlier of the original expiration date of the award or ten years from the original date of grant;
•	a payment equal to 200% of the greater of (i) 125% of Mr. Parker’s base salary and (ii) the amount that would have been paid to him if the TSR for the performance cycle ending on December 31 of the year in which termination occurs had been measured as of the termination date (this payment would be in settlement of our obligations under the LTIPP, so that Mr. Parker would not receive the termination payments described above under the LTIPP in this case);
•	a lump sum payment equal to the value of 24 months of COBRA continuation coverage premiums for healthcare benefits for Mr. Parker and his eligible dependents, less the cost of such benefits for an active employee for 24 months, in addition to a tax gross-up for the lump sum payment;
•	continued term life insurance for a period of 24 months; and
•	positive space flight privileges for Mr. Parker for his lifetime and his wife and eligible dependents for their lifetimes.

Given that, commencing May 1, 2015, Mr. Parker will no longer receive any base salary or participate in the Company’s annual cash incentive program, the severance payment tied to his base salary and target annual cash incentive award will be based on the levels in place immediately prior to May 1, 2015, as may be periodically adjusted to reflect increases in Mr. Parker’s target direct compensation.

For purposes of the Parker Agreement, “good reason” includes, among other things, any of the following acts or failures to act, if not consented to by Mr. Parker in writing: (i) a material diminution in Mr. Parker’s titles, positions, functions, duties, or responsibilities, subject to Mr. Parker’s timely notification; or (ii) our failure to perform any material obligation owed to Mr. Parker, subject to timely notification and our ability to cure.

In order to facilitate the Merger and obtain the support of the Creditors Committee, Mr. Parker waived his right to receive accelerated vesting of stock and other awards at the closing of the Merger. In addition, under his agreement, Mr. Parker would have been entitled to severance and full vesting of equity awards if he resigned during a specified period of time following the Merger. However, in exchange for eligibility to receive an award of RSUs as part of a retention program, Mr. Parker agreed to waive his right to receive those termination benefits as a result of the Merger.

Termination Due to Disability or Non-Renewal. If Mr. Parker’s employment is terminated because we do not renew his employment agreement or if Mr. Parker’s employment is terminated because of disability, Mr. Parker is entitled to receive the following, subject to the signing of a general waiver and release of claims:

•	a severance payment equal to the sum of Mr. Parker’s annual base salary plus the greater of (i) the average of his annual cash incentive award for the three calendar years before the termination and (ii) the target annual cash incentive award for the year of termination;
•	in the case of disability, accelerated vesting of all stock and other awards held by Mr. Parker pursuant to equity incentive compensation plans, which awards will remain exercisable for a period of 36 months or such longer period as provided by the terms of any specific award, but in no event will the exercise period extend beyond the earlier of the original expiration date of the award or ten years from the original date of grant;
•	payments under the LTIPP as if Mr. Parker’s employment had continued through the date awards under the LTIPP are paid for the year of termination;
•	a lump sum payment equal to the value of 24 months of COBRA continuation coverage premiums for healthcare benefits for Mr. Parker and his eligible dependents, less the cost of such benefits for an active employee for 24 months, plus a tax gross-up for the lump sum payment;
•	continued term life insurance for a period of 24 months; and
•	positive space flight privileges for Mr. Parker for his lifetime and his wife and eligible dependents for their lifetimes.

As noted above, commencing May 1, 2015, the severance payment will be based on the base salary and target annual cash incentive award levels in place immediately prior to May 1, 2015.

Termination Due to Death. If Mr. Parker’s employment terminates due to death, his estate is entitled to receive, subject to the signing of a general waiver and release of claims:

•	accelerated vesting of all stock options, SARs, RSUs, long-term incentive compensation, and other awards held by Mr. Parker pursuant to equity incentive compensation plans, which awards will remain exercisable for a period of 36 months or such longer period as provided by the terms of any specific award, but in no event will the exercise period extend beyond the earlier of the original expiration date of the award or ten years from the original date of grant;
•	payments under the LTIPP as if Mr. Parker’s employment had continued through the date awards under the LTIPP are paid for the year of death;
•	a lump sum payment equal to the value of 24 months of COBRA continuation coverage premiums for healthcare benefits for Mr. Parker’s eligible dependents, less the cost of such benefits for an active employee for 24 months, plus a tax gross-up for the lump sum payment; and
•	positive space flight privileges for Mr. Parker’s wife and eligible dependents for their lifetimes.

The Parker Agreement also provides a tax gross-up payment in an amount that will have an after-tax value equal to taxes that could be imposed if any severance payments due to Mr. Parker are considered to be “excess parachute payments” subject to excise tax under Section 4999 of the Code. If Mr. Parker is entitled to receive severance payments under any other severance plans or policies, then the other severance payments will be reduced by the amount payable under Mr. Parker’s employment agreement, excluding tax gross-ups. If Mr. Parker’s employment terminates for any reason, he is entitled to receive accrued benefits and payments.

The following table provides the termination and/or change in control benefits payable to Mr. Parker under his employment agreement and under the termination and change in control benefits generally provided for all named executive officers described below, assuming termination of employment occurred on December 31, 2014. Except for insured benefits, all payments will be made by AAG. All benefits in the table are pursuant to the terms of his employment agreement, unless otherwise noted.

Executive Benefits and Payments Upon Termination	Any Termination Following a Change in Control Other than by the Company for Misconduct ($) (a)		Executive Termination for Good Reason ($)		Company Termination Other than for Misconduct ($)		Termination on Expiration Date Following Non-Extension ($)		Death ($)		Disability ($)
Compensation:
Base Salary	1,400,000		1,400,000		1,400,000		700,000		-		700,000
Annual Incentive Award	2,800,000	(b)	2,800,000	(b)	2,800,000	(b)	1,400,000	(b)	2,800,000	(c)	1,400,000	(b)
Long-Term Incentive Award	2,800,000	(d)	2,800,000	(d)	2,800,000	(d)	1,400,000	(e)	1,400,000	(e)	1,400,000	(e)
Acceleration of Unvested SARs and RSUs (f)	57,772,828		24,166,285		24,166,285		-		57,772,828		57,772,828
Extended Option and SAR Exercise Period (g)	675,828		675,828		675,828		-		675,828		675,828
Benefits and Perquisites:
Medical Benefits (h)	50,022		50,022		50,022		50,022		50,022		50,022
Life Insurance	7,207	(i)	7,207	(i)	7,207	(i)	7,207	(i)	2,000,000	(j)	7,207	(i)
Flight Privileges (k)	628,229		628,229		628,229		628,229		542,738		628,229
Tax Gross-up on Flight Privileges	471,172		471,172		471,172		471,172		407,054		471,172
280G Tax Gross-up (l)	5,609,911		-		-		-		-		-

Total	72,215,197		32,998,743		32,998,743		4,656,630		65,648,470		63,105,286

(a)	Represents any termination of employment within 24 months following a new change in control of AAG, other than by the Company for misconduct.

(b)	Amount represents a multiple of the target annual incentive award under the AAG 2014 Short-term Incentive Program, which was 200% of base salary or $1,400,000.

(c)	Amount represents the amount of the annual incentive award earned by Mr. Parker under the AAG 2014 Short-term Incentive Program for 2014.

(d)	Mr. Parker receives two times the greater of (i) 125% of his salary or (ii) the amount he would receive under the LTIPP. Amount shown is two times 200% of Mr. Parker’s salary, as the payout under the legacy US Airways Group LTIPP that ended December 31, 2014 was 200% of base salary.

(e)	Amount represents payment under the legacy US Airways Group LTIPP for 2014.

(f)	Aggregate value of unvested RSUs is calculated at a price of $53.63, the closing price of our Common Stock on December 31, 2014, and the aggregate value of SARs is calculated based on the spread between the exercise price of unvested SARs and $53.63.

(g)	Amount reflects the incremental aggregate value due to the extension of the exercise period of options and SARs. Assumes (i) a stock price of $53.63, the closing price of our Common Stock on December 31, 2014, on the date of extension; (ii) annual interest rates of 0.03% at three months and 1.06% at three years; (iii) 48.7% volatility over three months and 44.9% volatility over three years; and (iv) a 0.8% dividend yield.

(h)	Amount reflects the value of 2014 COBRA premiums for group medical, dental, and vision coverage for 24 months, less the current employee portion, plus a tax gross-up for the lump sum payment of this amount.

(i)	Amount represents the premium payments for 24 months of life insurance coverage assuming the monthly premium as of December 31, 2014.

(j)	Amount represents the life insurance proceeds payable to the executive’s estate under the executive’s life insurance policy upon a termination due to death.

(k)	Based on the terms of the non-revenue travel policy for senior executives currently in effect. Reflects the present value of future travel calculated using a discount rate of 4% and RP-2014 Employee Table, without collar or quartile adjustments, decreased 3.5% at all ages, projected generationally with Scale MP-2014, and assumes a 1% annual increase in the cost of travel.

(l)	Assumes that Mr. Parker is entitled to full reimbursement of (i) any excise taxes that are imposed upon Mr. Parker as a result of the change in control, (ii) any income and excise taxes imposed upon him as a result of the reimbursement of the excise tax amount and (iii) any additional income and excise taxes that are imposed upon him as a result of his reimbursement for any excise or income taxes. Also assumes a Section 4999 excise tax rate of 20%, a 39.6% federal income tax rate and a 2.35% additional Medicare tax rate. Because it is assumed the SARs are cashed out, the value of the SARs is calculated based on the difference between the closing price of our Common Stock on the last trading day of 2014, and the SAR’s respective exercise price. To the extent the SARs would be assumed by the surviving entity and converted to SARs with respect to surviving entity’s stock, the value attributable to the SARs could differ. The calculations were performed assuming that no amounts will be discounted as attributable to reasonable compensation and no value will be attributed to execution of a noncompetition agreement.

Potential Payments Upon Termination or Change in Control (continued)	Executive Change in Control Agreements for Messrs. Kirby, Isom, Johnson and Kerr

Upon the closing of the Merger, we assumed the executive change in control agreements entered into between US Airways Group and Messrs. Kirby, Isom, Johnson and Kerr, as described below.

Messrs. Kirby, Isom, Johnson, and Kerr have each entered an executive change in control agreement, effective as of November 28, 2007 or, in the case of Mr. Johnson, when he joined US Airways Group on March 16, 2009 (the “Executive CIC Agreements”). These agreements have an initial term of two years and automatically renew for successive two-year terms unless we provide at least 180 days advance written notice to the executive. These agreements provide benefits to the executives upon a termination of employment by us for any reason (other than “misconduct” or disability) or by the executive with “good reason,” in each case within 24 months following a “change in control” (each as defined in the Executive CIC Agreements) or, subject to certain conditions described below, prior to a change in control in contemplation of that change in control.

Conditions on Payment and Offsets. As a condition of receiving benefits under the agreement, the executive is required to sign a general waiver and release of claims against us and related parties. In addition, any severance benefits under the agreement may be reduced by any other severance benefits or other benefits we must pay in connection with the executive’s termination of employment by law, under a written employment or severance agreement with us (currently there are none), or any policy or practice that would provide for the executive to remain on the payroll for a period of time after notice of termination of employment. Furthermore, the executive’s benefits under the agreement will terminate immediately and the executive may be required to reimburse us for amounts paid under the agreement if the executive (i) violates any proprietary information or confidentiality obligation to us, (ii) solicits our employees within one year of termination, (iii) makes any untrue or disparaging statement or criticism of us within five years of termination, or (iv) fails to return all of our property.

Termination Benefits. In the event of any termination, the covered executive is entitled to receive all accrued but unpaid salary and other benefits through the termination date and, except as to termination for misconduct, any unpaid incentive payment under the annual cash incentive program with respect to any fiscal year completed prior to termination.

Upon termination within 24 months of a change in control under the conditions described above, the covered executive is entitled to receive:

•	a payment equal to two times the greater of the executive’s then-current annual base salary or the annual base salary immediately preceding a change in control;
•	a payment equal to the greater of (i) 200% of the executive’s then-current target incentive award under the annual incentive program or (ii) the executive’s actual incentive award under the annual incentive program for the immediately preceding year;
•	a payment equal to 200% of the executive’s target award under the LTIPP that is in effect on the termination date or, if there is no LTIPP in effect and its suspension or termination constitutes a “good reason” to terminate employment, 200% of the executive’s target award most recently established under the LTIPP;
•	a lump sum payment equal to the value of 24 months of COBRA continuation coverage premiums for healthcare benefits for the executive and eligible dependents, provided the executive is eligible to elect COBRA continuation coverage upon his termination;
•	extended exercisability of all vested stock options, SARs, or other similar stock awards for 18 months following the executive’s termination of employment, but not beyond the maximum term of the awards; and
•	a tax gross-up payment in an amount that will have an after-tax value equal to taxes that are imposed if any severance payments due the executive are considered to be greater than 110% of the amount that would cause any portion of the payments to be “excess parachute payments” subject to excise tax under Section 4999 of the Code.

The agreements also provide that termination benefits are to be provided to an executive who has been terminated prior to a change in control (if it can reasonably be demonstrated that the termination was at the request of a third party effecting the change in control) by us for any reason other than misconduct or disability. The benefits and payments provided in these circumstances are identical to those described above except that (i) payments and benefits due upon the change in control are offset by any amounts received as a result of the executive’s termination prior to the change in control and (ii) instead of extended exercisability of stock awards and acceleration of equity vesting, the executive will receive an amount equal to the intrinsic value of any stock award (other than exercisable grants) forfeited at the time of termination that would have vested on the change in control, based on the value of the award as of the date of the change in control, and, as to exercisable grants, the difference between that stock award’s exercise price and the value of the stock underlying the award on the date of the change in control.

The Executive CIC Agreements provide that upon a change in control, the executive’s outstanding stock awards held pursuant to the US Airways Group, Inc. 2005 Equity Incentive Plan (the “2005 Plan”), or any successor plan, will become fully vested and exercisable and the executive will be entitled to top priority, first class, positive space flight privileges for the executive and his or her dependents, for the life of the executive. Messrs. Kirby and Kerr previously became entitled to lifetime flight privileges in connection with the merger of US Airways Group and America West. Mr. Isom previously became entitled to lifetime flight privileges to replace a similar benefit provided by his previous employer that was forfeited when he commenced employment with US Airways Group. Mr. Johnson became entitled to lifetime flight privileges upon the closing of the Merger.

In order to facilitate the Merger and obtain the support of the Creditors Committee, Messrs. Kirby, Isom, Johnson, and Kerr each waived his right to accelerated vesting of his equity awards at the closing of the Merger. Each executive also waived his right to receive severance benefits and accelerated vesting of outstanding equity awards upon a resignation based on changes made to his position as a result of the Merger during a specified period of time following the Merger in exchange for an award of RSUs under a retention program.

Long-Term Incentive Performance Program

Under the LTIPP, upon termination on account of retirement, total disability, or death (each as defined in the LTIPP), each executive officer is entitled to a cash payment equal to the award that would have been earned for the performance cycle that ends in the calendar year of termination had the executive’s employment continued until the award payment date. This amount is calculated using the same methodology as benefits are calculated for active employees; hence, no award is paid unless the performance goals established for the performance cycle have been satisfied.

These payments are quantified on the tables on pages 68 through 75 for each executive assuming termination as of December 31, 2014.

AAG 2013 IAP, 2011 Incentive Award Plan and 2008 Equity Incentive Plan

Pursuant to the terms of grant agreements under the AAG 2013 IAP, US Airways Group 2011 Incentive Award Plan (the “2011 Plan”) and the US Airways Group, Inc. 2008 Equity Incentive Plan (the “2008 Plan”), all SARs and RSUs held by the named executive officers are fully accelerated in the event of either of the following: (i) termination by reason of death or “disability” or (ii) a “change in control” (each, as defined in the applicable plan and award agreements). In addition, the SARs vest upon retirement, and the vesting of the RSUs may be accelerated by the Compensation Committee in its discretion upon retirement.

SARs granted under the 2011 Plan and the 2008 Plan provide for (i) an 18-month exercise period following termination of employment within 24 months following a change in control and (ii) a three-year exercise period following termination of employment due to death (or if the executive dies within three months after termination of employment other than for cause), disability, or “retirement,” but in each case not beyond the maximum term of the awards.

2005 Equity Incentive Plan

SARs and stock options granted under the 2005 Plan and under the America West 2002 Incentive Equity Plan (the “2002 Plan”) provide for a longer exercise period following termination of employment, if the executive’s employment is terminated due to death (or if the executive dies within three months after termination of employment other than for cause), disability, or retirement. Retirement means termination of employment after age 65, or between the ages of 55 and 65 under rules established by the Compensation Committee. Currently, the Compensation Committee has not established any rules for retirement between the ages of 55 and 65.

Long-Term Disability and Life Insurance Benefits

Upon termination of employment and eligibility under long-term disability coverage for officers, a named executive officer would receive disability benefits in the amount of 66 2/3% of his base monthly salary, subject to a maximum of $20,000 per month. Benefits begin 90 days after the executive becomes disabled and continue until the executive reaches Social Security retirement age (or is no longer disabled). In the event of eligibility, assuming no offsets, we estimate that these benefits would be $20,000 per month for Messrs. Parker, Kirby, Isom, Johnson and Kerr. In addition, US Airways Group obtained supplemental, portable, individual level term life insurance policies with various insurance carriers for each of Messrs. Parker, Kirby and Kerr, in each case owned by the executive. The policies pay a death benefit equal to the coverage amount under each policy upon the death of the executive to a named beneficiary designated by the executive. The death benefits under these policies are fully insured and would be paid by the respective insurance carriers. The amounts of the respective benefits for each of Messrs. Kirby, Isom, Johnson and Kerr are provided in the tables below.

J. Scott Kirby

The following table provides the termination and/or change in control benefits payable to Mr. Kirby under his Executive Change in Control Agreement and under the termination and change in control benefits generally provided for all named executive officers described above, assuming termination of employment on December 31, 2014.

Executive Benefits and Payments Upon Termination	Qualified Termination ($) (a)	Qualified Termination following a Change in Control ($) (b)	Death ($)	Disability ($)	Any Other Termination ($)
Compensation:
Base Salary	1,300,000	1,300,000	-	-	-
Annual Incentive Award	2,275,000	2,275,000	2,275,000(c)	2,275,000(c)	-
Long-Term Incentive Award	1,495,000(d)	1,495,000(d)	1,300,000(e)	1,300,000(e)	-
Acceleration of Unvested SARs and RSUs (f)	9,650,082	40,328,855	40,328,855	40,328,855	-
Extended Option and SAR Exercise Period (g)	282,007	282,007	355,122	355,122	-
Benefits and Perquisites:
Medical Benefits (h)	44,827	44,827	-	-	-
Life Insurance	-	-	1,750,000(i)	-	-
Flight Privileges (j)	282,676	282,676	229,881	282,676	282,676
280G Tax Gross-up (k)	-	3,381,595	-	-	-

Total	15,329,592	49,389,960	46,238,858	44,541,653	282,676

(a)	Represents a termination of employment by us for any reason (other than “misconduct” or disability) or by the executive with “good reason,” within 24 months following the Merger closing on December 9, 2013.

(b)	Represents a termination of employment by us for any reason (other than “misconduct” or disability) or by the executive with “good reason” within 24 months following a new change in control of AAG.

(c)	Amount represents the amount of the annual incentive award earned by Mr. Kirby under the AAG 2014 Short-term Incentive Program for 2014, which was 350% of base salary.

(d)	Amount represents 200% of the target (115% of base salary) payment under the legacy US Airways Group LTIPP for 2014.

(e)	Amount represents payment under the legacy US Airways Group LTIPP for 2014, which was 200% of base salary.

(f)	Aggregate value of unvested RSUs is calculated at a price of $53.63, the closing price of our Common Stock on December 31, 2014, and the aggregate value of SARs is calculated based on the spread between the exercise price of unvested SARs and $53.63.

(g)	Amount reflects the incremental aggregate value due to the extension of the exercise period of options and SARs. The Executive CIC Agreements allow for an 18 month extension upon termination after a change in control on awards granted under the 2005 Plan, 2008 Plan and 2011 Plan. The 2005 Plan, 2008 Plan and 2011 Plan allow for a three-year extension for both death and disability. Assumes (i) a stock price of $53.63, the closing price of our Common Stock on December 31, 2014, on the date of extension; (ii) annual interest rates of 0.03% at three months, 0.42% at 18 months and 1.06% at three years; (iii) 48.7% volatility over three months, 38.1% volatility over 18 months, and 44.9% volatility over three years; and (iv) a 0.8% dividend yield.

(h)	Amount reflects the value of 2014 COBRA premiums for group medical, dental, and vision coverage for 24 months.

(i)	Amount represents the life insurance proceeds payable to the executive’s estate under the executive’s life insurance policy upon a termination due to death.

(j)

Based on the terms of the non-revenue travel policy for senior executives currently in effect. Reflects the present value of future travel calculated using a discount rate of 4% and RP-2014 Employee Table, without collar or quartile adjustments, decreased 3.5% at all ages, projected generationally with Scale MP-2014, and assumes a 1% annual increase in the cost of travel.

(k)	Assumes that Mr. Kirby is entitled to full reimbursement of (i) any excise taxes that are imposed upon Mr. Kirby as a result of the change in control, (ii) any income and excise taxes imposed upon him as a result of the reimbursement of the excise tax amount, and (iii) any additional income and excise taxes that are imposed upon him as a result of his reimbursement for any excise or income taxes. Also assumes a Section 4999 excise tax rate of 20%, a 39.6% federal income tax rate, and a 2.35% additional Medicare tax rate. Because it is assumed the SARs are cashed out, the value of SARs is calculated based on the difference between the closing price of our Common Stock on the last trading day of 2014, and the SAR’s respective exercise price. To the extent the SARs would be assumed by the surviving entity and converted to SARs with respect to surviving entity’s stock, the value attributable to the SARs could differ. The calculations were performed assuming that no amounts will be discounted as attributable to reasonable compensation and no value will be attributed to execution of a noncompetition agreement.

Robert D. Isom, Jr.

The following table provides the termination and/or change in control benefits payable to Mr. Isom under his Executive Change in Control Agreement and under the termination and change in control benefits generally provided for all named executive officers described above, assuming termination of employment on December 31, 2014.

Executive Benefits and Payments Upon Termination	Qualified Termination ($) (a)	Qualified Termination following a Change in Control ($) (b)	Death ($)	Disability ($)	Any Other Termination ($)
Compensation:
Base Salary	1,200,000	1,200,000	-	-	-
Annual Incentive Award	1,500,000	1,500,000	1,500,000(c)	1,500,000(c)	-
Long-Term Incentive Award	1,200,000(d)	1,200,000(d)	1,050,000(e)	1,050,000(e)	-
Acceleration of Unvested SARs and RSUs (f)	5,485,119	26,737,776	26,737,776	26,737,776	-
Extended Option and SAR Exercise Period (g)	53,708	53,708	198,104	198,104	-
Benefits and Perquisites:
Medical Benefits (h)	33,500	33,500	-	-	-
Life Insurance	-	-	-	-	-
Flight Privileges (i)	330,218	330,218	254,693	330,218	330,218
280G Tax Gross-up (j)	-	2,461,929	-	-	-

Total	9,802,545	33,517,131	29,740,573	29,816,098	330,218

(a)	Represents a termination of employment by us for any reason (other than “misconduct” or disability) or by the executive with “good reason,” within 24 months following the Merger closing on December 9, 2013.

(b)	Represents a termination of employment by us for any reason (other than “misconduct” or disability) or by the executive with “good reason” within 24 months following a new change in control of AAG.

(c)	Amount represents the amount of the annual incentive award earned by Mr. Isom under the AAG 2014 Short-term Incentive Program for 2014, which was 250% of base salary.

(d)	Amount represents 200% of the target (100% of base salary) payment under the legacy US Airways Group LTIPP for 2014.

(e)	Amount represents payment under the legacy US Airways Group LTIPP for 2014, which was 175% of base salary.

(f)	Aggregate value of unvested RSUs is calculated at a price of $53.63, the closing price of our Common Stock on December 31, 2014, and the aggregate value of SARs is calculated based on the spread between the exercise price of unvested SARs and $53.63.

(g)	Amount reflects the incremental aggregate value due to the extension of the exercise period of options and SARs. The Executive CIC Agreements allow for an 18 month extension upon termination after a change in control on awards granted under the 2005 Plan, 2008 Plan and 2011 Plan. The 2005 Plan, 2008 Plan and 2011 Plan allow for a three-year extension for both death and disability. Assumes (i) a stock price of $53.63, the closing price of our Common Stock on December 31, 2014, on the date of extension; (ii) annual interest rates of 0.03% at three months, 0.42% at 18 months and 1.06% at three years; (iii) 48.7% volatility over three months, 38.1% volatility over 18 months and 44.9% volatility over three years; and (iv) a 0.8% dividend yield.

(h)	Amount reflects the value of 2014 COBRA premiums for group medical, dental, and vision coverage for 24 months.

(i)	Based on the terms of the non-revenue travel policy for senior executives currently in effect. Reflects the present value of future travel calculated using a discount rate of 4% and RP-2014 Employee Table, without collar or quartile adjustments, decreased 3.5% at all ages, projected generationally with Scale MP-2014, and assumes a 1% annual increase in the cost of travel.

(j)	Assumes that Mr. Isom is entitled to full reimbursement of (i) any excise taxes that are imposed upon Mr. Isom as a result of the change in control, (ii) any income and excise taxes imposed upon him as a result of the reimbursement of the excise tax amount, and (iii) any additional income and excise taxes that are imposed upon him as a result of his reimbursement for any excise or income taxes. Also assumes a Section 4999 excise tax rate of 20%, a 39.6% federal income tax rate, and a 2.35% additional Medicare tax rate. Because it is assumed the SARs are cashed out, the value of SARs is calculated based on the difference between the closing price of our Common Stock on the last trading day of 2014, and the SAR’s respective exercise price. To the extent the SARs would be assumed by the surviving entity and converted to SARs with respect to surviving entity’s stock, the value attributable to the SARs could differ. The calculations were performed assuming that no amounts will be discounted as attributable to reasonable compensation and no value will be attributed to execution of a noncompetition agreement.

Stephen L. Johnson

The following table provides the termination and/or change in control benefits payable to Mr. Johnson under his Executive Change in Control Agreement and under the termination and change in control benefits generally provided for all named executive officers described above, assuming termination of employment on December 31, 2014.

Executive Benefits and Payments Upon Termination	Qualified Termination ($) (a)	Qualified Termination following a Change in Control ($) (b)	Death ($)	Disability ($)	Any Other Termination ($) (c)
Compensation:
Base Salary	1,150,000	1,150,000	-	-	-
Annual Incentive Award	1,437,500	1,437,500	1,437,500(d)	1,437,500(d)	1,437,500(d)
Long-Term Incentive Award	1,150,000(e)	1,150,000(e)	1,006,250(f)	1,006,250(f)	1,006,250(f)
Acceleration of Unvested SARs and RSUs (g)	5,485,119	23,595,755	23,595,755	23,595,755	-
Extended Option and SAR Exercise Period (h)	-	-	-	-	-
Benefits and Perquisites:
Medical Benefits (i)	44,559	44,559	-	-	-
Life Insurance	-	-	-	-	-
Flight Privileges (j)	375,072	375,072	251,997	375,072	375,072
280G Tax Gross-up (k)	-	2,648,843	-	-	-

Total	9,642,250	30,401,729	26,291,502	26,414,577	2,818,822

(a)	Represents a termination of employment by us for any reason (other than “misconduct” or disability) or by the executive with “good reason,” within 24 months following the Merger closing on December 9, 2013.

(b)	Represents a termination of employment by us for any reason (other than “misconduct” or disability) or by the executive with “good reason” within 24 months following a new change in control of AAG.

(c)	Amounts under “Any Other Termination” are payable to Mr. Johnson as he is retirement eligible under the AAG 2014 Short-term Incentive Program and the LTIPP.

(d)	Amount represents the amount of the annual incentive award earned by Mr. Johnson under the AAG 2014 Short-term Incentive Program for 2014, which was 250% of base salary.

(e)	Amount represents 200% of the target (100% of base salary) payment under the legacy US Airways Group LTIPP for 2014.

(f)	Amount represents payment under the legacy US Airways Group LTIPP for 2014, which was 175% of base salary.

(g)	Aggregate value of unvested RSUs is calculated at a price of $53.63, the closing price of our Common Stock on December 31, 2014, and the aggregate value of SARs is calculated based on the spread between the exercise price of unvested SARs and $53.63.

(h)	Amount reflects the incremental aggregate value due to the extension of the exercise period of options and SARs. The Executive CIC Agreements allow for an 18 month extension upon termination after a change in control on awards granted under the 2005 Plan, 2008 Plan and 2011 Plan. The 2005 Plan, 2008 Plan and 2011 Plan allow for a three-year extension for both death and disability. Assumes (i) a stock price of $53.63, the closing price of our Common Stock on December 31, 2014, on the date of extension; (ii) annual interest rates of 0.03% at three months, 0.42% at 18 months and 1.06% at three years; (iii) 48.7% volatility over three months, 38.1% volatility over 18 months and 44.9% volatility over three years; and (iv) a 0.8% dividend yield.

(i)	Amount reflects the value of 2014 COBRA premiums for group medical, dental, and vision coverage for 24 months.

(j)	Based on the terms of the non-revenue travel policy for senior executives currently in effect. Reflects the present value of future travel calculated using a discount rate of 4% and RP-2014 Employee Table, without collar or quartile adjustments, decreased 3.5% at all ages, projected generationally with Scale MP-2014, and assumes a 1% annual increase in the cost of travel.

(k)	Assumes that Mr. Johnson is entitled to full reimbursement of (i) any excise taxes that are imposed upon Mr. Johnson as a result of the change in control, (ii) any income and excise taxes imposed upon him as a result of the reimbursement of the excise tax amount, and (iii) any additional income and excise taxes that are imposed upon him as a result of his reimbursement for any excise or income taxes. Also assumes a Section 4999 excise tax rate of 20%, a 39.6% federal income tax rate, and a 2.35% additional Medicare tax rate. Because it is assumed the SARs are cashed out, the value of SARs is calculated based on the difference between the closing price of our Common Stock on the last trading day of 2014, and the SAR’s respective exercise price. To the extent the SARs would be assumed by the surviving entity and converted to SARs with respect to surviving entity’s stock, the value attributable to the SARs could differ. The calculations were performed assuming that no amounts will be discounted as attributable to reasonable compensation and no value will be attributed to execution of a noncompetition agreement.

Derek J. Kerr

The following table provides the termination and/or change in control benefits payable to Mr. Kerr under his Executive Change in Control Agreement and under the termination and change in control benefits generally provided for all named executive officers described above, assuming termination of employment on December 31, 2014.

Executive Benefits and Payments Upon Termination	Qualified Termination ($) (a)	Qualified Termination following a Change in Control ($) (b)	Death ($)	Disability ($)	Any Other Termination ($)
Compensation:
Base Salary	1,150,000	1,150,000	-	-	-
Annual Incentive Award	1,437,500	1,437,500	1,437,500(c)	1,437,500(c)	-
Long-Term Incentive Award	1,150,000(d)	1,150,000(d)	1,006,250(e)	1,006,250(e)	-
Acceleration of Unvested SARs and RSUs (f)	5,485,119	23,595,755	23,595,755	23,595,755	-
Extended Option and SAR Exercise Period (g)	65,375	65,375	86,857	86,857	-
Benefits and Perquisites:
Medical Benefits (h)	33,500	33,500	-	-	-
Life Insurance (i)	-	-	1,500,000(i)	-	-
Flight Privileges (j)	204,757	204,757	154,220	204,757	204,757
280G Tax Gross-up (k)	-	2,466,978	-	-	-

Total	9,526,251	30,103,865	27,780,582	26,331,119	204,757

(a)	Represents a termination of employment by us for any reason (other than “misconduct” or disability) or by the executive with “good reason,” within 24 months following the Merger closing on December 9, 2013.

(b)	Represents a termination of employment by us for any reason (other than “misconduct” or disability) or by the executive with “good reason” within 24 months following a new change in control of AAG.

(c)	Amount represents the amount of the annual incentive award earned by Mr. Kerr under the AAG 2014 Short-term Incentive Program for 2014, which was 250% of base salary.

(d)	Amount represents 200% of the target (100% of base salary) payment under the legacy US Airways Group LTIPP for 2014.

(e)	Amount represents payment under the legacy US Airways Group LTIPP for 2014, which was 175% of base salary.

(f)	Aggregate value of unvested RSUs is calculated at a price of $53.63, the closing price of our Common Stock on December 31, 2014, and the aggregate value of SARs is calculated based on the spread between the exercise price of unvested SARs and $53.63.

(g)	Amount reflects the incremental aggregate value due to the extension of the exercise period of options and SARs. The Executive CIC Agreements allow for an 18 month extension upon termination after a change in control on awards granted under the 2005 Plan, 2008 Plan and 2011 Plan. The 2005 Plan, 2008 Plan and 2011 Plan allow for a three-year extension for both death and disability. Assumes (i) a stock price of $53.63, the closing price of our Common Stock on December 31, 2014, on the date of extension; (ii) annual interest rates of 0.03% at three months, 0.42% at 18 months and 1.06% at three years; (iii) 48.7% volatility over three months, 38.1% volatility over 18 months and 44.9% volatility over three years; and (iv) a 0.8% dividend yield.

(h)	Amount reflects the value of 2014 COBRA premiums for group medical, dental, and vision coverage for 24 months.

(i)	Amount represents the life insurance proceeds payable to the executive’s estate under the executive’s life insurance policy upon a termination due to death.

(j)

Based on the terms of the non-revenue travel policy for senior executives currently in effect. Reflects the present value of future travel calculated using a discount rate of 4% and RP-2014 Employee Table, without collar or quartile adjustments, decreased 3.5% at all ages, projected generationally with Scale MP-2014, and assumes a 1% annual increase in the cost of travel.

(k)	Assumes that Mr. Kerr is entitled to full reimbursement of (i) any excise taxes that are imposed upon Mr. Kerr as a result of the change in control, (ii) any income and excise taxes imposed upon him as a result of the reimbursement of the excise tax amount, and (iii) any additional income and excise taxes that are imposed upon him as a result of his reimbursement for any excise or income taxes. Also assumes a Section 4999 excise tax rate of 20%, a 39.6% federal income tax rate, and a 2.35% additional Medicare tax rate. Because it is assumed the SARs are cashed out, the value of SARs is calculated based on the difference between the closing price of our Common Stock on the last trading day of 2014, and the SAR’s respective exercise price. To the extent the SARs would be assumed by the surviving entity and converted to SARs with respect to surviving entity’s stock, the value attributable to the SARs could differ. The calculations were performed assuming that no amounts will be discounted as attributable to reasonable compensation and no value will be attributed to execution of a noncompetition agreement.

EQUITY COMPENSATION PLAN INFORMATION

Equity Compensation Plan Information	The following table provides information about our Common Stock that may be issued under all of our existing equity compensation plans as of December 31, 2014, which include the following:

•	the AAG 2013 IAP;
•	the 2011 Plan;
•	the 2008 Plan;
•	the 2005 Plan; and
•	the 2002 Plan.

Plan Category	(i) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	(ii) Weighted Average Exercise Price of Outstanding Options, Warrants and Rights ($)	(iii) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (i))
Equity Compensation Plans Approved by Security Holders (a)	19,753,852	0	27,760,405
Equity Compensation Plans Not Approved by Security Holders (b)	8,595,038	13.90(c)	0(d)

Total	28,348,890	$13.90	27,760,405

(a)	The AAG 2013 IAP was approved by the Bankruptcy Court in connection with the Bankruptcy Plan and further approved by the Board of Directors on December 9, 2013. Under Delaware law, as part of the reorganization the AAG 2013 IAP was deemed to be approved by our stockholders. The AAG 2013 IAP replaces and supersedes the 2011 Plan. No additional awards will be made under the 2011 Plan or the other US Airways Group plans. The AAG 2013 IAP authorizes the grant of awards for the issuance of 40,000,000 shares plus any shares underlying awards granted under the AAG 2013 IAP, or any US Airways Group plan, that are forfeited, terminate or are cash settled (in whole or in part) without a payment being made in the form of shares. In addition, any shares that were available for issuance under the 2011 Plan as of the effective date of the AAG 2013 IAP may be used for awards under the AAG 2013 IAP; provided, that awards using such available shares under the 2011 Plan shall not be made after the date awards or grants could have been made under 2011 Plan and shall only be made to individuals who were not providing services to AAG prior to the Merger. Consists of 19,753,852 RSUs.

(b)	US Airways Group had three equity compensation plans, the 2011 Plan, the 2008 Plan and the 2005 Plan, all three of which were approved by US Airways Group’s stockholders prior to the Merger, but have not been approved by our stockholders. In addition, America West had an equity compensation plan, the 2002 Plan, which was approved by America West’s stockholders prior to the merger between US Airways and America West, but was not approved by US Airways Group’s stockholders or by our stockholders. These plans have shares that may become issuable pursuant to the exercise of outstanding options and SARs and the vesting of RSUs. As a result of the Merger, all outstanding equity awards under these plans were converted into awards exercisable for shares of our Common Stock. Consists of 6,949,943 SARs, 1,587,689 RSUs, and 57,406 options.

(c)	Represents the weighted average exercise price of the outstanding options and SARs. The weighted average remaining term of these outstanding options and rights is 2.6 years.

(d)	No shares are available for future grant under these plans.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) Beneficial Ownership Reporting Compliance	Section 16(a) of the Exchange Act requires that our directors and executive officers, and persons who own more than 10% of a registered class of our equity securities, file with the SEC initial reports of ownership and reports of changes in ownership of our Common Stock and other equity securities. Officers, directors and greater than 10% stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended December 31, 2014, none of our directors, officers or greater than 10% beneficial owners failed to file on a timely basis any reports required by Section 16(a) of the Exchange Act, except that (i) Mr. Horton filed four amendments to Form 4 to correct inadvertent errors in the number of shares of Common Stock previously reported as acquired in four distributions made to AMR stockholders pursuant to the Bankruptcy Plan (each, an “AMR Stockholder Distribution”) in January through April 2014, (ii) Mr. Robinson filed an amendment to Form 4 to correct an inadvertent error in the number of shares of Common Stock previously reported as acquired in an AMR Stockholder Distribution in January 2014, and (iii) Mr. Parker filed a Form 4 to correct inadvertent omissions of shares of Common Stock acquired pursuant to five AMR Stockholder Distributions in December 2013 through April 2014 and to correct an immaterial error in the number of shares of Common Stock previously reported as acquired in connection with the Merger.

OTHER MATTERS

Stockholder Proposals	Rule 14a-8 of the Exchange Act provides that certain stockholder proposals must be included in the proxy statement for an annual meeting of stockholders. For a stockholder proposal to be considered for inclusion in the proxy statement for our 2016 annual meeting of stockholders, our Corporate Secretary must receive the proposal at our principal executive offices no later than December 24, 2015. The proposal must comply with the SEC regulations under Rule 14a-8 of the Exchange Act regarding the inclusion of stockholder proposals in our proxy materials.

Pursuant to the Bylaws, in order for a stockholder to present a proposal at an annual meeting of stockholders, other than proposals to be included in the proxy statement as described above, the stockholder must deliver proper notice to our Corporate Secretary at our principal executive offices not more than 120 days and not less than 90 days prior to the anniversary date of the immediately preceding annual meeting or, if the date of the annual meeting is more than 30 days before or after such anniversary date, not later than the 90th day prior to such annual meeting or, if later, the tenth day following the day on which public disclosure of the date of such annual meeting was first made. For the 2016 annual meeting of stockholders, notice must be delivered no sooner than February 4, 2016 and no later than March 5, 2016. Stockholders are advised to review the Bylaws, which contain additional requirements with respect to advance notice of stockholder proposals.

Annual Report and Available Information	Our Annual Report on Form 10-K for the year ended December 31, 2014 accompanies this Proxy Statement but does not constitute a part of the proxy soliciting materials. A copy of our Annual Report on Form 10-K for the year ended December 31, 2014, including financial statements and financial statement schedules but without exhibits, is available to any person whose vote is solicited by this proxy upon written request to Caroline B. Ray, Corporate Secretary, American Airlines Group Inc., 4333 Amon Carter Blvd., MD 5675, Fort Worth, Texas 76155. Copies also may be obtained without charge through the SEC’s website at www.sec.gov.

Annex A

	2014	2013	% Change

	(in millions except PRASM, in cents)
AAG GAAP Net Income (Loss) As Reported	$2,882	$(1,834)
US Airways Group GAAP Net Income Predecessor Period As Reported	N/A	$600

Combined GAAP Net Income (Loss)	$2,882	$(1,233)

AAG Special Items (1)	$1,302	$2,801
US Airways Group Special Items (2)	N/A	$394
Fair Value Adjustment of Convertible Notes Eliminated in Consolidation (2)	N/A	$(13)

Combined Special Items	$1,302	$3,182

Combined Net Income Excluding Special Items	$4,184	$1,949	114.7%

AAG GAAP Total Revenues As Reported	$42,650	$26,743
US Airways Group GAAP Total Revenues Predecessor Period As Reported	N/A	$13,676

Combined Total Revenues	$42,650	$40,419

AAG Other Revenue Special Item (1)	-	$(31)

Combined Total Revenues Excluding Special Items	$42,650	$40,388	5.6%

AAG GAAP Total Passenger Revenues As Reported	$37,124	$23,349

US Airways Group GAAP Total Passenger Revenues Predecessor Period As Reported	N/A	$12,193
Combined Total Passenger Revenues	$37,124	$35,542

American Airlines Total Available Seat Miles (“ASMs”) As Reported	N/A	168,340
US Airways Total ASMs As Reported	N/A	91,574

Combined ASMs	265,657	259,914

Combined Total Passenger Revenue per Available Seat Mile (PRASM) (cents)	13.97	13.67	2.2%

Note: Amounts may not recalculate due to rounding.

(1) For a detailed description of the AAG special items, refer to pages 73-74 of our Annual Report on Form 10-K filed on February 25, 2015.

(2) For a detailed description of the US Airways Group special items for 2013, refer to pages 49-50 of US Airways Group’s Annual Report on Form 10-K filed on February 28, 2014.

A-1

AMERICAN AIRLINES GROUP INC.
4333 AMON CARTER BLVD.
FORT WORTH, TX 76155
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AMERICAN AIRLINES GROUP INC.
The Board of Directors recommends you vote FOR the following proposals, all of which are proposed by American Airlines Group Inc.
1. A proposal to elect 11 directors to serve until the 2016 Annual Meeting of Stockholders of American Airlines Group Inc. and until their respective successors have been duly elected and qualified.
Nominees are:
1a. James F. Albaugh
1b. Jeffrey D. Benjamin
1c. John T. Cahill
1d. Michael J. Embler
1e. Matthew J. Hart
1f. Alberto Ibargüen
1g. Richard C. Kraemer
1h. Denise M. O’Leary
1i. W. Douglas Parker
1j. Ray M. Robinson
1k. Richard P. Schifter
For Against Abstain For Against Abstain
2. A proposal to ratify the appointment of KPMG LLP as the independent registered public accounting firm of American Airlines Group Inc. for the fiscal year ending December 31, 2015.
3. A proposal to consider and approve, on a non-binding, advisory basis, the compensation of American Airlines Group Inc.’s named executive offcers as disclosed in the proxy statement.
If any other matters properly come before the 2015 Annual Meeting of Stockholders or any adjournments or postponements thereof, the persons named as proxies will vote upon those matters according to their judgment. The Board of Directors of American Airlines Group Inc. is not aware of any other business to be presented to a vote of the stockholders at the 2015 Annual Meeting of Stockholders.
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ADMISSION TICKET
American Airlines Group Inc.
2015 ANNUAL MEETING OF STOCKHOLDERS
Wednesday, June 3, 2015
9:00 am local time
Latham & Watkins LLP
885 Third Avenue
New York, NY 10022
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Directions to Latham & Watkins LLP:
Latham & Watkins is located at 885 Third Avenue, New York, New York 10022. This address is on Third Avenue between 53rd and 54th Streets. If arriving by taxi from any location, provide instruction to go to 53rd Street and Third Avenue to make the destination clear.
From Subway: The nearest subway stop to Latham & Watkins is the E or M train (53rd Street Station) or the #6 train (51st Street Station).
From Rail/Bus Station:
From Penn Station or Port Authority Bus Terminal: Take the E train uptown and get off at Lexington
Avenue. Penn Station is where you would arrive if you were traveling on Amtrak.
From Grand Central Terminal: Take the #6 train uptown and get off at 51st Street.
Note: If you plan on attending the 2015 Annual Meeting of Stockholders in person, please bring, in addition to this admission ticket, a proper form of identification. The use of video or still photography at the 2015 Annual Meeting of Stockholders is not permitted. For the safety of attendees, all bags, packages and briefcases are subject to inspection. Your compliance is appreciated. If you plan to attend the 2015 Annual Meeting of Stockholders and require special assistance, please contact Caroline Ray at 817-931-2321 to request any listening or visual aid devices by May 20, 2015.
Important Notice Regarding the Availability of Proxy Materials for the 2015 Annual Meeting of Stockholders:
The Notice, Proxy Statement, Form of Proxy and Annual Report are available at www.proxyvote.com.
M90249-P63920-Z65177
AMERICAN AIRLINES GROUP INC.
4333 AMON CARTER BLVD.
FORT WORTH, TX 76155
NOTICE OF 2015 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON WEDNESDAY, JUNE 3, 2015
Proxy Solicited by the Board of Directors for the 2015 Annual Meeting of Stockholders to be held on June 3, 2015.
The undersigned hereby appoints W. Douglas Parker and Stephen L. Johnson, and each of them, as proxies, with full power of substitution, to vote all the shares of common stock of American Airlines Group Inc. that the undersigned is entitled to vote at the 2015 Annual Meeting of Stockholders of American Airlines Group Inc., to be held at Latham & Watkins LLP, 885 Third Avenue, New York, NY on Wednesday, June 3, 2015, at 9:00 am, local time, and at any adjournment or postponement thereof.
THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF YOU DO NOT STATE OTHERWISE, YOUR PROXY WILL BE VOTED “FOR” ALL NOMINEES LISTED IN PROPOSAL 1 AND “FOR” PROPOSALS 2 AND 3. ANY ADDITIONAL BUSINESS AS PROPERLY MAY COME BEFORE THE 2015 MEETING OF STOCKHOLDERS OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF WILL BE VOTED IN ACCORDANCE WITH THE JUDGMENT OF THE PERSON VOTING THE PROXY. YOU MAY REVOKE THIS PROXY AT ANY TIME PRIOR TO COMMENCEMENT OF VOTING AT THE 2015 ANNUAL MEETING OF STOCKHOLDERS OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.
If you vote by telephone or the Internet, please DO NOT mail back this proxy card. Proxies submitted by telephone or the Internet must be received by 11:59 pm, Eastern time, on June 2, 2015. Employees/Participants Holding Shares of American Airlines Group Inc. common stock under the Envoy Air Inc. 401(k) Plan: This card also constitutes your voting instructions to the appointed investment manager for those shares held in the 401(k) plan. If the investment manager receives timely voting instructions from you, it will vote your American Airlines Group Inc. shares held in the 401(k) plan as you have instructed. In order for your vote to be counted, your voting instructions must be received by 11:59 pm, Eastern time, on May 31, 2015.
Address Changes/Comments:
Continued and to be signed on reverse side